Exhibit 4.6

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of November 17, 2010

among

K-V PHARMACEUTICAL COMPANY,

as the Borrower

CERTAIN SUBSIDIARIES OF K-V PHARMACEUTICAL COMPANY,

as Guarantors,

VARIOUS LENDERS,

and

U.S. HEALTHCARE I, L.L.C.,

as Administrative Agent and Collateral Agent

$60,000,000 Senior Secured

Credit and Guaranty Agreement

i

4.18.	Margin Stock	55
4.19.	Employee Matters	55
4.20.	Employee Benefit Plan	56
4.21.	Certain Fees	56
4.22.	Solvency	56
4.23.	Compliance with Statutes, Etc.	56
4.24.	Disclosure	56
4.25.	FDA and Regulatory Matters	57
4.26.	Impending Legal Proceedings	58
4.27.	Substantial Benefit	58
4.28.	Gestene APA	58
4.29.	Designated Senior Indebtedness	58
4.30.	Transactions with Affiliates and Shareholders	58
4.31.	Foreign Subsidiaries; Ethex	59

SECTION 5.	AFFIRMATIVE COVENANTS	59
5.1.	Financial Statements and Other Reports	59
5.2.	Escrow	63
5.3.	Existence	64
5.4.	Payment of Taxes and Claims	64
5.5.	Maintenance of Properties	64
5.6.	Insurance	64
5.7.	Books and Records; Inspections	65
5.8.	Lenders Meetings and Calls	65
5.9.	Compliance with Laws	65
5.10.	Environmental	66
5.11.	Subsidiaries	67
5.12.	Additional Material Real Estate Assets	67
5.13.	Further Assurances	68
5.14.	Cash Management	68
5.15.	Consultant	68
5.16.	Post-Closing Covenants	69
5.17.	Generics Business	69
5.18.	Excess Working Capital	70
5.19.	Registration Statement	70
5.20.	Designated Senior Indebtedness	70
5.21.	Revolver Amendment; Alternative Structure	70
5.22.	Post-Closing Matters	71
5.23.	Compliance with HHS-OIG Agreements	71

SECTION 6.	NEGATIVE COVENANTS	72
6.1.	Indebtedness	72
6.2.	Liens	74
6.3.	No Further Negative Pledges	76
6.4.	Restricted Junior Payments	76
6.5.	Restrictions on Subsidiary Distributions	76
6.6.	Investments	77

6.7.	Financial Covenants	78
6.8.	Fundamental Changes; Disposition of Assets; Acquisitions	89
6.9.	Disposal of Subsidiary Interests	91
6.10.	Sales and Lease-Backs	91
6.11.	Transactions with Shareholders and Affiliates	91
6.12.	Conduct of Business	91
6.13.	Amendments or Waivers of Organizational Documents	92
6.14.	Amendments or Waivers of with respect to Certain Indebtedness, Obligations or Agreements	92
6.15.	Fiscal Year	92
6.16.	New Subsidiaries	93
6.17.	HHS-OIG Agreements	93

SECTION 7.	GUARANTY	93
7.1.	Guaranty of the Obligations	93
7.2.	Contribution by Guarantors	93
7.3.	Payment by Guarantors	94
7.4.	Liability of Guarantors Absolute	94
7.5.	Waivers by Guarantors	96
7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc.	97
7.7.	Subordination of Other Obligations	98
7.8.	Continuing Guaranty	98
7.9.	Authority of Guarantors or the Borrower	98
7.10.	Financial Condition of the Borrower	98
7.11.	Bankruptcy, Etc.	98
7.12.	Discharge of Guaranty Upon Sale of Guarantor	99

SECTION 8.	EVENTS OF DEFAULT	100
8.1.	Events of Default	100

SECTION 9.	AGENTS	105
9.1.	Appointment of Agents	105
9.2.	Powers and Duties	105
9.3.	General Immunity	105
9.4.	Agents Entitled to Act as Lender	107
9.5.	Right to Indemnity	107
9.6.	Successor Administrative Agent and Collateral Agent	107
9.7.	Collateral Documents and Guaranty	109
9.8.	Withholding Taxes	110

SECTION 10.	MISCELLANEOUS	110
10.1.	Notices	110
10.2.	Expenses	111
10.3.	Indemnity	111
10.4.	Set-Off	112
10.5.	Amendments and Waivers	113
10.6.	Successors and Assigns; Participations	114

10.7.	Independence of Covenants	117
10.8.	Survival of Representations, Warranties and Agreements	117
10.9.	No Waiver; Remedies Cumulative	118
10.10.	Marshalling; Payments Set Aside	118
10.11.	Severability	118
10.12.	Obligations Several; Independent Nature of Lenders’ Rights	118
10.13.	Headings	119
10.14.	APPLICABLE LAW	119
10.15.	CONSENT TO JURISDICTION	119
10.16.	WAIVER OF JURY TRIAL	120
10.17.	Confidentiality	120
10.18.	Information	121
10.19.	Usury Savings Clause	122
10.20.	Counterparts	122
10.21.	Effectiveness; Entire Agreement	122
10.22.	PATRIOT Act	123
10.23.	Electronic Execution of Assignments	123
10.24.	No Fiduciary Duty	123

APPENDICES:	A-1	Tranche B-1 Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	1.1(c)	Products
	3.1(c)	Organizational Structure and Capital Structure
	3.1(l)	Litigation; Material Adverse Effect
	3.1(o)	Real Property Collateral Documents
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.13(a)	Intellectual Property
	4.13(a)(ii)	Certain Ownership and Use Matters
	4.13(a)(iii)	Other Intellectual Property Matters
	4.14	Environmental Matters
	4.16	Material Contracts
	4.21	Certain Fees
	4.25	FDA Matters
	4.30	Transactions with Affiliates and Shareholders
	4.31(a)	Assets of Foreign Subsidiaries
	4.31(b)	Assets of Ethex
	5.14	Cash Management
	5.22	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.8(g)	Contemplated Sales or Other Dispositions of Assets
	6.11	Certain Affiliate Transactions

v

EXHIBITS:	A	Assignment Agreement
	B-1	Closing Date Certificate
	C	Compliance Certificate
	D	Counterpart Agreement
	E	Funding Notice
	F	Mortgage
	G	Landlord Waiver and Consent Agreement
	H	Intercompany Note
	I	Pledge and Security Agreement
	J	Initial Approved Budget
	K	Initial Cash Flow Forecast
	L	Variance Report
	M	Leasehold Mortgage
	N	Withdrawal Certificate
	O	Solvency Certificate
	P	Form of Controlled Disbursement Agreement
	Q-1	Tranche B-1 Term Note

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of November 17, 2010, is entered into by and among K-V PHARMACEUTICAL COMPANY (the “Borrower”), a Delaware Corporation, CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the Lenders party hereto from time to time, and U.S. HEALTHCARE I, L.L.C., as Administrative Agent (together with its permitted successor in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on September 13, 2010, Borrower obtained a senior secured credit facility in an aggregate amount of $20,000,000 pursuant to that certain Promissory Note and Security Agreement, dated as of September 13, 2010, among Borrower, the Guarantors, U.S. Healthcare I, L.L.C. as agent (the “Existing Agent”) and U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., as the lenders (the “Existing Lenders”) (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, Lenders have agreed to provide a senior secured $60,000,000 term loan facility to Borrower, the proceeds from which will be used, in part, to refinance in full the obligations under the Existing Credit Agreement;

WHEREAS, the proceeds of the Term Loans will be used, (i) to pay transaction costs, fees and expenses incurred in connection with the transactions contemplated under this Agreement and the other Credit Documents, (ii) to repay the Existing Indebtedness of the Credit Parties in full and (iii) for general corporate and working capital purposes of the Credit Parties in each case, in accordance with Section 2.2 hereof and subject to the conditions herein;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, First Priority Liens on substantially all of its assets, including a pledge of all of the Equity Interests of each of its Domestic Subsidiaries other than MECW and not less than 65% of all the Equity Interests of each of its First Tier Foreign Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries other than MECW and not less than 65% of all the Equity Interests of each of their respective First Tier Foreign Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any such Adverse Proceedings arising from Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affiliate” means as applied to any (i) Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person and (ii) the Borrower or any other Credit Party, Victor M. Hermelin or Marc S. Hermelin, or any of their direct descendants, any members of their family, or any trust or other similar entity formed for their benefit or for the benefit of their family. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, no Agent or Lender shall constitute an Affiliate of a Credit Party.

“Agent” means each of (a) Administrative Agent, (b) Collateral Agent, and (c) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Aggregate Amounts Due” as defined in Section 2.11.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of November 17, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.

“ANDA” as defined in Section 4.25.

“API” means the 17 alpha-hydroxyprogesterone caproate active pharmaceutical ingredient.

“Applicable Premium” means, as of the date of an applicable payment, an amount equal to the present value of the amount of interest that would be payable on the amount paid from the date of the immediately preceding Interest Payment Date where interest was paid through and including the later of March 20, 2013 and the date of such payment, including all such interest payable in-kind assuming such payments-in-kind would be made and capitalized on each Interest Payment Date through the later of March 20, 2013 and the date of such payment, and with such present value computed using a discount rate equal to the Treasury Rate plus 0.50%; provided, however, that (x) if the applicable payment is the Net Generics Sales Proceeds (the “Generics Premium”), then the Applicable Premium shall be calculated in accordance with this clause (b) and then divided in half, and (y) if during the 30 consecutive trading days on the NYSE ended immediately prior to the applicable payment subject to the Applicable Premium specified in this clause (b) the average of the daily closing prices of the Class A Shares exceeded $15.00, the Applicable Premium shall be calculated in accordance with this clause (b) except that the references to March 20, 2013 instead shall be references to September 20, 2012.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of a Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory or equipment sold, leased or licensed out in the Ordinary Course of Business consistent with past practice, (ii) non-exclusive outbound licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the Ordinary Course of Business consistent with past practice, (iii) the disposition of Cash and Cash Equivalents in the Ordinary Course of Business, and (iv) among Credit Parties (other than Borrower) or by Borrower to another Credit Party, in each case for reasonably equivalent value.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“B-1 Controlled Account” as defined in Section 3.1(x).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any applicable successor statute.

“Beneficiary” means each Agent, and each Lender.

“Borrower” as defined in the preamble hereto.

“Borrower Materials” as defined in Section 10.18.

“Business” means the business of researching and developing, marketing, manufacturing or having manufactured, purchasing, distributing, acquiring and selling generic/non-branded and brand name pharmaceuticals.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Carry Over Amount” as defined in Section 6.7(g).

“Cash” means immediately available Dollars.

“Cash Collections” means, during any period, without duplication, the gross Cash proceeds from sales of the Credit Parties’ generic and branded pharmaceutical products in the Ordinary Course of Business, to the extent actually collected and received by the Credit Parties during such period, adjusted for allowances made during such period in respect of Medicaid, distribution fees, managed care and chargebacks, and other customer allowances.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent thereof) maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulatory) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $3,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; provided that, in the case of any Investment by a Foreign Subsidiary, “Cash Equivalents” shall also include: (i) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) and (ii) investments of the type and maturity described in clauses (i) through (v) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Cash Flow Forecast” as defined in Section 5.1(e).

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“Change of Control” means, any (i) Person or Group (other than Victor M. Hermelin or any of his direct descendants) shall become the beneficial owner of shares or interests representing, in the aggregate, the majority of the ordinary voting interests of the Borrower or (ii) a “Change of Control,” or similar concept howsoever defined, under the Convertible Notes Indenture or a Replacement Facility. For purposes of this definition, the term “Group” means any Person or group of related Persons as defined in Section 13(d) of the Exchange Act.

“Citibank Auction Rate Securities” means the auction rate securities which the Borrower has the option to purchase from Citibank, N.A. and affiliated entities as of the Closing Date for an aggregate purchase price not to exceed $72,200,000.

“Class A Shares” means the Borrower’s Class A Common Shares currently traded on the NYSE under the ticker “KV. A”.

“Closing Date” means the first date on which a Loan is made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit B-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the IP License, the NDA and ANDA Escrow Agreement, the Intercompany Note, any Notes, the Controlled Account Agreements, the Perfection Certificate, and all other pledge agreements, security agreements, mortgages or other agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Tranche B-1 Term Loan Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.8(b), (ii) any expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary thereof) and for which neither the Borrower nor any of its Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), and (iii) any expenditures which are made with the aggregate amount of net cash proceeds received by the Borrower from the sale or issuance of Equity Interests (other than Disqualified Equity Interests); provided that, at the time of such capital expenditure using the net cash proceeds from the sale or issuance of Equity Interests, the Borrower shall deliver a certificate of an Authorized Officer stating that all or a portion of such capital expenditure is being made from the proceeds of such sale or issuances.

“Consultant” as defined in Section 5.15.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control Agreement” means, with respect to any Deposit Account, any Securities Account (as defined in the Pledge and Security Agreement), and any Commodity Account (as defined in the Pledge and Security Agreement), an agreement, in form and substance reasonably satisfactory to Administrative Agent, among the Collateral Agent and/or the financial institution at which such Deposit Account is maintained or with which such entitlement or contract is carried and each applicable Credit Party effective to grant “control” (as defined under the UCC) of such Deposit Account, Reinvestment Accounts, Securities Account or Commodity Account to the Collateral Agent.

“Controlled Account” means, as the case may be, the B-1 Controlled Account, the Evamist Controlled Account, the Generics Controlled Account or the Insurance/Condemnation Proceeds Reinvestment Account, in each case subject to its respective Controlled Account Agreement maintained in the name of the Borrower by the Depository Bank, and any other account subject to a Control Agreement.

“Controlled Account Agreement” means, as the context may require, the Controlled Disbursement Agreement (B-1), the Controlled Disbursement Agreement (Evamist), the Controlled Disbursement Agreement (Generics) and the Insurance/Condemnation Proceeds Reinvestment Account Disbursement Agreement.

“Controlled Disbursement Agreement (B-1)” means a Control Agreement relating to a Controlled Account with respect to the proceeds of the Tranche B-1 Term Loans substantially in the form of Exhibit P.

“Controlled Disbursement Agreement (Evamist)” means a Controlled Account Agreement relating to a Controlled Account with respect to proceeds of the Evamist Sale substantially in the form of Exhibit P.

“Controlled Disbursement Agreement (Generics)” means a Controlled Account Agreement relating to a Controlled Account with respect to proceeds of the Generics Sale substantially in the form of Exhibit P.

“Convertible Notes Indenture” means the indenture dated as of May 16, 2003 entered into by the Borrower and Deutsche Bank Trust Company Americas as trustee in connection with the issuance of the Convertible Notes, as in effect on the Closing Date.

“Convertible Notes” means the Borrower’s 2.5% Contingent Convertible Subordinated Notes due 2013 issued from time to time prior to the date hereof pursuant to the Convertible Notes Indenture, as in effect on the Closing Date.

“Counterpart Agreement” means a Counterpart Agreement delivered by a Credit Party pursuant to Section 5.10 substantially in the form of Exhibit D with such amendments or modifications as may be reasonably acceptable to Administrative Agent.

“Cream Products” means the Credit Parties’ products sold under the Clindesse® and Gynazole® Trademarks (as defined in the Pledge and Security Agreement).

“Credit Document” means any of this Agreement the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by or on behalf or at the request of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the Euro (and any other currency as may otherwise be agreed to by Administrative Agent) foreign currency risk associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Customer Credits” means amounts owing to customers (other than CVS Pharmacy and its affiliates (including CVS Pharmacy stores)) associated with the recall of products sold in connection with the Generics Business.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depository Bank” means Wilmington Trust, FSB or any other bank acceptable to the Collateral Agent.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business or otherwise is a Person acceptable to the Administrative Agent.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is or, within the last six years, was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or, solely with respect to any Employee Benefit Plan covered under Title IV of ERISA, any of their respective ERISA Affiliates.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, proceeding, investigation, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or any other Person arising (i) pursuant to or in connection with any Environmental Law; (ii) in connection with any Hazardous Material (including any actual or alleged presence, Release or exposure related thereto) or any actual or alleged Environmental Liability; or (iii) in connection with any actual or alleged damage, injury, threat or harm to human health and safety, natural resources or the environment.

“Environmental Laws” means, whenever in effect, any and all foreign, domestic, federal, state or local laws, statutes, ordinances, codes, orders, rules, regulations, judgments, decrees, directives, judicial and administrative orders, common law (at law or in equity) and all contractual obligations concerning public health and safety relating to exposure to Hazardous Materials, worker health and safety, pollution or protection of the environment.

“Environmental Liabilities” means any direct, indirect, pending or threatened liability, claim, loss, damage, punitive damage, consequential damage, criminal liability, fine, penalty, interest, cost, or expense, whether known or unknown, arising under or relating to any Environmental Laws, or Remedial Actions, or any Release or threatened Release of, or exposure to, Hazardous Materials, including costs and liabilities for any Remedial Action, personal injury, property damage, natural resource damages, court costs, and fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

(iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Ethex” means Ethex Corporation, a Missouri corporation.

“Evamist” means the Credit Parties’ products sold under the Evamist® Trademark (as defined in the Pledge and Security Agreement).

“Evamist Business” means engaging in the research and development, marketing, manufacturing or having manufactured, purchasing, distribution, acquisition and selling of Evamist and the possession of all Intellectual Property related to such product, including all NDAs and ANDAs.

“Evamist Controlled Account” as defined in Section 3.1(x).

“Evamist Withdrawal” as defined in Section 3.2(c).

“Evamist Sale” means the sale of the Evamist Business.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Generics Sale Proceeds” as defined in Section 2.8(a).

“Excess Net Revenues” as defined in Section 6.7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exclusion Affiliates” means the Borrower’s affiliates (as defined or applied under applicable law including the SSA) or Affiliates, including any natural Persons, trusts, or otherwise and including, for the avoidance of doubt, Marc Hermelin, in each case as to which exclusion actions or possible exclusion actions by HHS-OIG exist.

“Existing Agent” as defined in the recitals hereto.

“Existing Credit Agreement” as defined in the recitals hereto.

“Existing Indebtedness” means all Indebtedness and other obligations (other than unasserted contingent obligations) outstanding under the Existing Credit Agreement as of the Closing Date.

“Existing Lenders” as defined in the recitals hereto.

“Extraordinary Receipts” shall mean the receipt by any Credit Party of (i) any tax refund or any indemnity, purchase price adjustment or any other payment or receipt of any kind received outside the Ordinary Course of Business or otherwise received and not contemplated in the Cash Flow Forecast, (ii) the proceeds of any Asset Sales pursuant to Section 6.8(k) or (iii) the proceeds resulting from the Strides Transaction.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) at any time owned, leased, operated by Borrower, its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means the current value attributed to the relevant assets by an independent and unaffiliated third party appraiser reasonably acceptable to the Collateral Agent.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” as defined in Section 2.12(b).

“FDA” as defined in Section 4.25.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or chief executive officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(j).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior to all other Liens with respect to all Collateral and such Collateral is not subject to any junior Liens other than Permitted Liens.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary directly owned by a Credit Party.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on March 31, of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit E.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Generics Business” means engaging in the research and development, marketing, manufacturing, purchasing, distribution, acquisition and selling of generic/non-branded pharmaceutical products and the possession of all Intellectual Property related to such generic products, including all NDAs and ANDAs.

“Generics Controlled Account” as defined in Section 3.1(x).

“Generics Premium” as defined in the definition of Applicable Premium.

“Generics Sale” as defined in Section 5.17.

“Generics Withdrawal” as defined in Section 3.2(b).

“Gestene” means the pharmaceutical product containing the API described in NDA No. #21-945 as in effect on the Closing Date.

“Gestene APA” means the Asset Purchase Agreement, dated as of January 16, 2008 and amended as of January 8, 2010, by and among the Borrower, Cytyc Prenatal Products Corp. and Hologic, Inc.

“Gestene Approval” means approval of Gestene by the FDA allowing for the initiation of marketing and sales of Gestene in the United States for the prevention of preterm delivery in women with a history of prior preterm delivery or any other similar treatment.

“Gestene Obligations” means all of the Borrower’s obligations and any of the Borrower’s Affiliate’s obligations (if any) under the Gestene APA, whether performance, payment or otherwise, required by the terms thereof at any time and from time to time, including the Gestene Transfer Date Payment and the Gestene Subsequent Payment.

“Gestene Subsequent Payment” means the payment required to be made by the Borrower pursuant to the Gestene APA on or before twelve months after Gestene Approval, which amount shall not exceed $45,000,000.

“Gestene Transfer” means the occurrence of the Gestene Transfer Date and completion of all of the Gestene Transfer Date deliveries in accordance with Article V of the Gestene APA.

“Gestene Transfer Date” as defined in the Gestene APA.

“Gestene Transfer Date Payment” means the payment required to be made by the Borrower pursuant to the Gestene APA on or before (but as a condition to) the Gestene Transfer Date, which amount shall not exceed $25,000,000.

“Governmental Authority” means any foreign, federal, state, provincial, local, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, certification, registration, approval, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Domestic Subsidiary of the Borrower other than MECW.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, pollutant, radioactive material or waste, contaminant, waste, material or substance for which liability or standards of conduct are imposed under Environmental Laws.

“HHS-OIG” means the Office of Inspector General of the United States Department of Health and Human Services.

“HHS-OIG Agreements” means the HHS-OIG Agreement (Ethex) and the HHS-OIG Agreement (Hermelin).

“HHS-OIG Agreement (Ethex)” means Divestiture Agreement entered into by and between the Office of Inspector General of the United States Department of Health and Human Services, K-V Pharmaceutical Corporation, and its subsidiary ETHEX Corporation, which agreement was entered into by the parties thereto, and became effective, on November 15, 2010.

“HHS-OIG Agreement (Hermelin)” means that certain Settlement Agreement entered into by and among the Office of Inspector General of the United States Department of Health and Human Services, K-V Pharmaceutical Company, Sarah Weltscheff and Marc Hermelin, which agreement was entered into by the parties thereto, and became effective, on November 15, 2010, together with the Attachment A and Schedule of Divestitures thereto, as in effect on the Closing Date.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended March 31, 2009, (ii) the unaudited consolidated financial statements of Borrower and its Subsidiaries for each of the Fiscal Quarters ended June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010 and (iii) the Historical Monthly Statements, and in each case, certified by the chief financial officer or chief executive officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries, on a consolidated basis, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, which in the case of such quarterly and monthly statements, may be subject to normal year end adjustments and footnotes.

“Historical Monthly Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries as of the months ended July 31, 2010 and August 31, 2010, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, and certified by the chief financial officer or chief executive officer of Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.

“IFRS” means International Financial Reporting Standards as in effect from time to time which are adopted by the International Accounting Standards Board.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services to the extent not yet due in accordance with the terms of such obligation as of when it was first incurred, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) trade payables other than those incurred in the Ordinary Course of Business and not overdue for more than 60 days (with the due date thereof determined as of the date when such payable was first incurred); (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person (determined to be the greater of the amount of the indebtedness or the value of property or asset on which there is a Lien) regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (viii) Disqualified Equity Interests, (ix) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (x) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (xi) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (xi), the primary purpose or intent thereof is as described in clause (x) above; and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any Remedial Action, or otherwise related to the presence or Release of, any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Term Loans, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any fee letter, work fee or syndication letter delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or Environmental Liability relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower, any of its Subsidiaries or their predecessors or Affiliates (other than such Environmental Claims or Environmental Liabilities relating solely to a Release or threatened Release of Hazardous Materials at a Facility first caused and first created after the Agent sells the respective Facility pursuant to a foreclosure or has accepted a deed in lieu of foreclosure and resulting solely from acts by Persons other than the Borrower, its Subsidiaries or their Affiliates).

“Indemnitee” as defined in Section 10.3.

“Industrial Revenue Bonds” means the bonds issued pursuant to the IRB Financing.

“Initial Approved Budget” as defined in Section 3.1(v).

“Initial Cash Flow Forecast” as defined in Section 3.1(w).

“Insurance/Condemnation Proceeds Reinvestment Account” means a Controlled Account subject to the Insurance/Condemnation Proceeds Reinvestment Account Disbursement Agreement and which account shall have no amounts on deposit therein other than with respect to any Net Insurance/Condemnation Proceeds required to be deposited therein; provided that, without the prior written consent of Administrative Agent, Borrower shall not be permitted to withdraw or transfer any amounts on deposit in such Insurance/Condemnation Proceeds Reinvestment Account other than in accordance with Section 2.8(c).

“Insurance/Condemnation Proceeds Reinvestment Account Disbursement Agreement” means a Controlled Account Agreement relating to the Insurance/Condemnation Proceeds Reinvestment Account substantially in the form of Exhibit P.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note or other writing evidencing Indebtedness owed to any Credit Party, which for the purposes of Sections 6.1(b), 6.6(b) and 6.6(d), shall mean the Intercompany Note substantially in the form of Exhibit H hereto.

“Interest Payment Date” means the last day of each month, commencing on the first such date to occur after the Closing Date, and the final Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course of Business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course of Business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP License” as defined in the Pledge and Security Agreement.

“IRB Financing” means the obligations of the Borrower in connection with the Trust Indenture, dated as of December 1, 2005, by and among St. Louis County, Missouri and UMB Bank, N.A., as Trustee.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“KV Switzerland” means DrugTech Sarl, a company formed and existing under the laws of Switzerland.

“KV UK” means KV Pharmaceutical Company Limited, a company formed and existing under the laws of the United Kingdom.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance reasonably acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Waiver and Consent Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit G with such amendments or modifications as may be reasonably acceptable to Collateral Agent.

“Leasehold Mortgage” means a Leasehold Mortgage substantially in the form of Exhibit M, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical or intended effect of any of the foregoing and (ii) any purchase option, call or similar right of a third party with respect to any asset.

“Liquidity” means available Cash as confirmed by identifiable and verifiable sources acceptable to the Administrative Agent in its sole discretion which sources shall include amounts on deposit in any Controlled Account; provided, that (i) in determining Liquidity, the Administrative Agent shall not include any amounts included in the definition or determination of Value at such time and (ii) the amounts on deposit in the Evamist Controlled Account shall be included only to the extent any such amount is in excess of $30,000,000.

“Loan” or “Tranche B-1 Term Loan” means a loan made by a Lender to the Borrower, or the loans made by the Lenders, in either case pursuant to Section 2.1(a).

“Margin Stock” as defined in Regulation U of the Board of Governors of the United States Federal Reserve as in effect from time to time.

“Material Adverse Effect” means a: (i) material adverse effect on the business, operations, assets, condition (financial or otherwise), prospects or properties (a) of the Credit Parties taken as a whole or (b) until the closing of the Generics Sale, relating to the Generics Business; (ii) material impairment of the ability of the Credit Parties, taken as a whole, to fully and timely perform their Obligations; (iii) material adverse effect on the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) material limitation on the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which any Credit Party is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Litigation” means any litigation, proceeding or other action (whether threatened or pending) which if adversely determined against any Credit Party could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a Fair Market Value in excess of $500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $100,000 per annum.

“Maturity Date” means March 20, 2013.

“MECW” means MECW, LLC, a limited liability company formed and existing under the law of the State of Delaware.

“MECW Financing” means the obligations of MECW in connection with the Deed of Trust, Leasehold Deed of Trust, Security Agreement and Fixture Filing, dated as of March 23, 2006, by MECW as grantor to Steve Dieckmann, as Trustee for the benefit of LaSalle Bank National Association, as Beneficiary.

“MNPI” as defined in Section 10.18.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage substantially in the form of Exhibit F, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“NDA and ANDA Escrow Agreement” as defined in the Pledge and Security Agreement.

“NDAs” as defined in Section 4.25.

“Nesher Israel” means Nesher Solutions Limited, a company formed and existing under the laws of Israel.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale other than the Generics Sale or the Evamist Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable (including by way of milestone payment) or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including reasonable and documented attorneys’ fees, investment banking fees, brokerage and consultant fees) incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and (b) payment of the outstanding principal amount of, and interest on any Indebtedness (other than the Loans) that is secured by any Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and which Lien is a Permitted Lien and permitted to be senior to Liens in favor of the Collateral Agent and the Lenders.

“Net Evamist Sale Proceeds” means, with respect to the Evamist Sale, an amount equal to: (i) cash payments received by the Borrower or any of its Subsidiaries from the Evamist Sale on the closing date of such sale, minus (ii) any bona fide direct costs (including reasonable and documented attorneys’ fees, investment banking fees and brokerage and consultant fees) incurred in connection with such sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such sale and (b) payment of the outstanding principal amount of, and interest on any Indebtedness (other than the Loans) that is secured by any Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such sale and which Lien is a Permitted Lien and permitted to be senior to Liens in favor of the Collateral Agent and the Lenders.

“Net Generics Sale Proceeds” means, with respect to the Generics Sale, an amount equal to: (i) cash payments received by the Borrower or any of its Subsidiaries from the Generics Sale on the closing date of such sale, minus (ii) any bona fide direct costs (including reasonable and documented attorneys’ fees, investment banking fees and brokerage and consultant fees) incurred in connection with such sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such sale and (b) an amount equal to the Customer Credits applicable to the Generics Business to the extent set forth in the Initial Approved Budget.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Interest Rate Agreements or Currency Agreements, as determined based upon one or more mid-market or other readily available quotations by any recognized dealers in such agreements or as otherwise required under the relevant agreement.

“Net Revenues” means, during any period, without duplication, the total “net revenues” of the Credit Parties from sales of generic and branded pharmaceutical products in the Ordinary Course of Business of the Credit Parties during such period; provided that, such total “net revenues” are calculated in accordance with (i) GAAP, (ii) the Credit Parties’ historical reporting practices and (iii) the methodology previously utilized in developing the Initial Cash Flow Forecast, as determined by the Administrative Agent in its sole discretion. For the avoidance of doubt, the calculation of “Net Revenues” shall include deductions from gross revenues for amounts equal to returns and allowances, customer rebates and discounts, Medicaid rebates, distribution fees, managed care fees and all other deductions and credits that would reduce the amount of gross revenues actually collected and retained by the Credit Parties.

“Non-Consenting Lender” as defined in Section 10.6(i).

“Non-US Lender” as defined in Section 2.12(c).

“Note” shall mean any Tranche B-1 Term Note.

“Notice” means a Funding Notice or a Withdrawal Certificate.

“NYSE” means the New York Stock Exchange.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to Agents (including former Agents), Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, the Applicable Premium, expenses, indemnification or otherwise.

“Operative” means, with respect to any HHS-OIG Agreement, that (i) such agreement is in full force and effect in accordance with the terms of such agreement, (ii) the conditions precedent to the agreement by the HHS-OIG not to exclude the Borrower or any of its Subsidiaries shall continue to be true and in effect, (iii) no breach, default or other similar event or condition shall have occurred and (iv) all Persons party to such agreement shall have at such time complied, timely and precisely, with all of such Person’s obligations under such agreement.

“Ordinary Course of Business” means the ordinary course of Business of a pharmaceutical company offering branded and/or generic pharmaceutical products, organized under the laws of the United States of America or any state thereof and doing business in the United States of America.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Disbursements” as defined in the definition of “Specified Disbursements.”

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“PATRIOT Act” as defined in Section 3.1(p).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Payroll” means payroll of the Borrower and its Subsidiaries with respect to any direct or indirect employees of the Borrower and its Subsidiaries (including any outside sales force and consultants).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means the certificate, dated as of the Closing Date, by the Credit Parties in favor of the Collateral Agent for the benefit of the Secured Parties.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Reinvestment Period” means with respect to any Net Insurance/Condemnation Proceeds received by the Borrower or any of its Subsidiaries, the period of 180 consecutive days following receipt of the proceeds thereof.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Prepayment Credit Amount” means an amount equal to the Generics Premium that has been irrevocably paid (or applied, if applicable) in Cash to the Lenders.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, Administrative Agent and each Lender.

“Products” means the products developed, researched, manufactured, distributed, marketed or sold by the Business, including those set forth on Schedule 1.1(c).

“Pro Rata Share” means with respect to all payments, computations and other matters, the percentage obtained by dividing (a) the exposure of a Lender by (b) the aggregate exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Lender” as defined in Section 10.18.

“R&D” means research and development conducted by the Credit Parties in the Ordinary Course of Business.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

“Register” as defined in Section 2.3(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reinvestment Accounts” means the Insurance/Condemnation Proceeds Reinvestment Account.

“Reinvestment Account Agreement” means a Control Agreement governing the Insurance/Condemnation Proceeds Reinvestment Account, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” as defined in CERCLA or any other Environmental Law.

“Remedial Action” means (a) “response” as such term is defined in CERCLA and (b) all actions required pursuant to any Environmental Law or by any Governmental Authority, voluntarily undertaken or otherwise reasonably necessary to (i) clean up, investigate, sample, evaluate, monitor, remediate, remove, correct, contain, treat, abate or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release or migration, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clauses (i) or (ii) above.

“Replacement Facility” means a credit facility incurred by the Borrower in connection with the exchange (and termination) of all (but not less than all) of the Convertible Notes then outstanding and satisfaction in full of the obligations under the Convertible Notes Indenture; provided, that on or before the date on which such Indebtedness is incurred:

(a) such Indebtedness is designated by the Borrower, in a certificate of an Authorized Officer delivered to the Collateral Agent, as a “Replacement Facility”; and

(b) the collateral agent or other representative with respect to such Indebtedness, the Collateral Agent, the Borrower and each applicable Guarantor, has duly executed and delivered a Replacement Intercreditor Agreement.

“Replacement Intercreditor Agreement” means an intercreditor and subordination agreement entered into by the Collateral Agent in connection with the Replacement Facility, if any, in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent, the applicable Credit Parties party to the subject Replacement Facility and the Replacement Facility agent, as amended, supplemented, modified, restated, renewed or replaced (whether upon or after termination or otherwise), in whole or in part from time to time.

“Requested Evamist Withdrawal Date” as defined in Section 3.2(c).

“Requested Generics Withdrawal Date” as defined in Section 3.2(b).

“Requested Tranche B-1 Withdrawal Date” as defined in Section 3.2(a).

“Requisite Lenders” means one or more Lenders having or holding Tranche B-1 Term Loan Exposure representing more than 50% of the aggregate Tranche B-1 Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except in the case of a subsidiary of the Borrower, a dividend payable solely in shares of that class of stock to the holders of that class that are Credit Parties; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; (iv) any management or similar fees payable to any equityholders; (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Convertible Notes, other than regularly scheduled payments of interest on the Convertible Notes in accordance with the terms of the Convertible Notes Indenture; and (vi) any payment to any management member or member of a board of directors except for (x) such payments to reimburse actual expenses incurred in the Ordinary Course of Business and included in the Cash Flow Forecast and (y) payments of salary, bonus, fees (including directors’ fees) and indemnification payments required to be paid pursuant to the applicable employment agreement or arrangement, consistent with the practices of the Borrower and its Subsidiaries as of the date hereof, to the extent in the Ordinary Course of Business and included in the Cash Flow Forecast.

“Revolver Amendment” means an amendment (including pursuant to an amendment and restatement) to the Agreement on terms and conditions reasonably satisfactory to all parties hereto, the purpose of which is to convert the Loans into revolving credit loans, which amendment shall cause the Lenders to assume a commitment to re-lend hereunder (subject to the draw conditions herein) up to the aggregate principal amount of Loans then outstanding.

“S&P” means Standard & Poor’s, a Division of The McGraw -Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SG&A” means selling, general and administrative expenses conducted by the Credit Parties in the Ordinary Course of Business.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer, if any (or alternatively, the chief executive officer) of the Borrower substantially in the form of Exhibit O.

“Solvent” means, with respect to a Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities), in each case as it becomes matured in the ordinary course of business, does not exceed the present fair saleable value of such Person’s assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due in the Ordinary Course of Business.

“Specified Disbursements” means, during any period, without duplication, the disbursements not exceeding the amounts, as applicable, as set forth in the applicable Cash Flow Forecast made during the period on account of the following categories of disbursements: (i) materials and manufacturing, (ii) Payroll, (iii) SG&A, (iv) R&D and (v) other specified disbursements (the “Other Disbursements”). The determination of the category as to which a disbursement relates shall be made in a manner consistent with the assumptions and determinations made in developing the Initial Approved Budget. Furthermore, for the avoidance of doubt, disbursements for Medicaid, distribution fees, managed care, and other customer allowances, which are included as allowances in the Initial Approved Budget, shall not be included as a “Specified Disbursement.” Further, payments made or to be made under the Gestene APA and repayments of borrowings of Loans shall not be included as Specified Disbursements.

“SSA” means the Social Security Act of the United States.

“Stock Price Condition” means, as of the date of determination, the occurrence of the following conditions as certified by an Authorized Officer in a certificate in form and substance reasonably acceptable to the Administrative Agent and including reasonable back-up details: (x) during any 30 consecutive trading days on the NYSE (i) the average of the daily closing prices of the Class A Shares exceeded $20.00 and (ii) the daily closing prices of Class A Shares exceeded $20.00 for at least 10 consecutive trading days during such 30 day period; (y) no Default or Event of Default has occurred and is continuing; and (z) a registration statement with respect to the Class A Shares issued in connection with the Warrants held by the Lenders or any of their Affiliates shall have been approved by the SEC and shall be effective to permit the holders of such Class A Shares to trade such shares on the NYSE.

“Strides Transaction” means the transaction the details of which are set forth on Schedule 6.8.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to interests having such power only upon the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other intermediaries of that Person or a combination thereof.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise, and including any franchise Tax in lieu of net income Tax) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tranche B-1 Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B-1 Term Loan and “Tranche B-1 Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B-1 Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B-1 Term Loan Commitments as of the Closing Date is $60,000,000.

“Tranche B-1 Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B-1 Term Loans of such Lender.

“Tranche B-1 Term Note” means the promissory note substantially in the form of Exhibit Q-1.

“Tranche B-1 Withdrawal” as defined in Section 3.2(a).

“Transactions” means, collectively, (i) the refinancing of the Existing Indebtedness and (ii) the entering into of the Credit Documents.

“Treasury Rate” means for any calculation in respect of a repayment or prepayment date, the yield to maturity as of such repayment or prepayment date of the weekly average yield on actually traded United States Treasury securities with a constant maturity of two years (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publically available at least two Business Days prior to the repayment or prepayment date (or, if such Statistical Release is no longer published, any publically available source of similar market data)); provided, however, that if the period from the applicable date of repayment or prepayment to the Maturity Date then in effect is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“United States Federal Reserve” means the Federal Reserve Bank of the United States.

“Unused Specified Disbursements” as defined in Section 6.7(d).

“Value” means the Cash value (as determined by the Administrative Agent in its sole discretion) of the Collateral. In determining Value, the Administrative Agent shall not include any amounts included in the determination of Liquidity at such time.

“Variance Report” as defined in Section 5.1(e).

“Warrant Agreement” means that certain Purchase Agreement dated as of the date hereof, between K-V Pharmaceutical Company, U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C.

“Warrants” means, with respect to Class A Shares, warrants issued, to be issued, or issuable pursuant to the terms of the Warrant Agreement.

“Withdrawal Certificate” means, as applicable, a certificate substantially in the form of Exhibit N attached hereto.

1.2. Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement and either the Borrower or Requisite Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP, as applicable, prior to such change therein and (ii) the Borrower shall provide the reconciliation statements required by Section 5.1(f).

1.3. Interpretation, Etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS

2.1. Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender holding a Tranche B-1 Term Loan Commitment severally agrees to make, on the Closing Date, a Tranche B-1 Term Loan to the Borrower in an amount equal to such Lender’s Tranche B-1 Term Loan Commitment.

The Borrower may make only one borrowing under the Tranche B-1 Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.7 and 2.8, all amounts owed hereunder with respect to the Loans shall be paid in full in Cash no later than the Maturity Date. Each Lender’s Tranche B-1 Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

(b) Borrowing Mechanics for Loans. The Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date or such shorter period of time acceptable to Administrative Agent. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

2.2. Use of Proceeds. The proceeds of the Tranche B-1 Term Loans made on the Closing Date shall be applied by the Borrower to fund the B-1 Controlled Account and then (a) in an aggregate principal amount necessary (i) to pay transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (ii) to repay the Existing Indebtedness of the Credit Parties in full, and (b) in an aggregate principal amount remaining after satisfying the obligations in clause (a), for general corporate and working capital purposes subject to Section 3.2(a). No portion of the proceeds of the Loans shall be used (x) in any manner that causes or might cause the borrowing of the Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act. No portion of the proceeds of the Loans shall be used to commence or prosecute or join in any action against any Agent or Lender, including any such action seeking (x) to avoid, subordinate or recharacterize the Obligations or any of the Collateral Agent’s Liens or purported Liens (or support any Person in doing any of the foregoing), (y) any monetary, injunctive or other affirmative relief against any Agent or Lender or their Collateral in connection with the Credit Documents, or (z) to prevent or restrict the exercise by any Agent or Lender of any of their respective rights or remedies under the Credit Documents (or support any Person in doing any of the foregoing).

2.3. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the amount of any Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and any such recordation shall be conclusive and binding on the Borrower and each Lender, and all payments of principal and interest hereunder shall be made to such registered holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the amount of any Borrower’s Obligations in respect of any Loan. The Borrower hereby designates Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.3, and the Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

2.4. Interest on Loans.

(a) Except as otherwise set forth herein, the Tranche B-1 Term Loan shall bear interest on the unpaid principal amount thereof from the Closing Date through indefeasible repayment in full in Cash to the Administrative Agent (whether by acceleration or otherwise) at the rate of (i) 11.5% payable in Cash, plus (ii) 5.0% payable-in-kind, per annum; provided that, at Borrower’s option, all (but not less than all) of the portion of any interest payment otherwise payable-in-kind on any Interest Payment Date may be paid in Cash on such date.

(b) Interest payable pursuant to Section 2.4(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of repayment of such Loan or, in the case of interest paid-in-kind, the applicable Interest Payment Date, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, (iii) at maturity of the Loans, including final maturity of the Loans. Interest payable hereunder pursuant to (i) Section 2.4(c)(i) shall be paid in part in Cash (to the extent of 11.5% per annum) and in part in-kind (to the extent of 5.0% per annum) by adding such accrued interest amount not paid in Cash to the then-outstanding principal balance of the applicable Loans and (ii) Sections 2.4(c)(ii) and (iii), shall be paid entirely in Cash including any amount accrued that would be otherwise payable-in-kind but to the extent not yet added to the outstanding principal balance of the Loan. Amounts paid-in-kind shall constitute principal under the Loans and shall accrue interest at the applicable rate, payable in accordance with Section 2.4.

2.5. Default Interest. Upon the occurrence and during the continuance of an Event of Default, and without further notice, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy, insolvency or similar laws) payable on demand in Cash at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.5 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.6. Fees; Payment Premium.

(a) The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Loans, such Lender’s Pro Rata Share of a closing fee in an aggregate amount equal to 1.5% of the Commitment minus the aggregate amount of the closing fee paid by the Borrower under the

Existing Credit Agreement. Such closing fees will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable (except to the extent provided in the immediately preceding sentence) thereafter.

(b) Together with any repayment or prepayment of the Loans for any reason (other than as a result of the refinancing of all of the Obligations with a facility provided by the Lenders or any of their affiliates), including pursuant to Sections 2.7, 2.8, and 8.1, such repayments will be made together with the Applicable Premium to be paid (or applied, as applicable) in Cash.

(c) All fees referred to in Section 2.6 shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d) In addition to any of the foregoing fees, the Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.7. Voluntary Prepayments.

(a) Subject to Section 2.6, at any time and from time to time, the Borrower may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount. For the avoidance of doubt, it shall not constitute a prepayment or repayment under this Agreement upon a deposit into any Controlled Account.

(b) All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice, given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.9(a).

2.8. Mandatory Payments and Prepayments.

(a) Generics Sale; Evamist Sale; Extraordinary Receipts.

(i) On the earlier to occur of March 20, 2011 or one (1) Business Day following receipt by the Borrower or any Subsidiary of the proceeds from the Generics Sale, the Borrower shall prepay the Loans as set forth in Section 2.9(b) in an amount equal to $60,000,000 less the Applicable Premium on such amount (such Applicable Premium to be paid in Cash in accordance with Section 2.6(b) and applied in accordance with Section 2.9(c)). All of the Net Generics Sale Proceeds in excess of the amount required to be prepaid or paid to satisfy the Applicable Premium in accordance with the immediately preceding sentence (such excess, the “Excess Generics Sale Proceeds”) shall be deposited by the Borrower into a Controlled Account as follows: (i) an amount not to exceed $10,000,000 may be deposited into the B-1 Controlled Account and (ii) the balance shall be deposited into the Generics Controlled Account. The Excess Generics Sale Proceeds deposited into the B-1 Controlled Account or the Generics Controlled Account (x) shall not constitute a prepayment of the Obligations and (y) shall be available to the Borrower subject to Section 3.2(a) or (b), as the case may be, hereof.

(ii) Within one (1) Business Day following receipt by Borrower or any Subsidiary of the proceeds from the Evamist Sale, the Borrower shall deposit the Net Evamist Sale Proceeds (up to $30,000,000) in the Evamist Controlled Account and such deposit (i) shall not constitute a prepayment of the Obligations and (ii) shall be available to the Borrower subject to Section 3.2(c) hereof. Any Net Evamist Sale Proceeds in excess of $30,000,000 shall not be required to be deposited in the Evamist Controlled Account pursuant to this Section 2.8(a)(ii) but shall be subject to the terms of this Agreement.

(iii) Within one (1) Business Day following receipt by Borrower or any Subsidiary of the proceeds from any Extraordinary Receipts, the Borrower shall deposit such proceeds in the B-1 Controlled Account and such deposit (i) shall not constitute a prepayment of the Obligations and (ii) shall be available to the Borrower subject to Section 3.2(a) hereof.

(b) Other Asset Sales. Within one (1) Business Day following receipt by the Borrower or any of its Subsidiaries of the proceeds of any Asset Sale (other than in connection with an Asset Sale expressly permitted in Section 6.8), the Borrower shall prepay the Obligations as set forth in Section 2.9(b), to the extent of 100% of the Net Asset Sale Proceeds thereof.

(c) Insurance/Condemnation Proceeds. Within one (1) Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any proceeds of a type contemplated within the definition of Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Obligations as set forth in Section 2.9(b) in an aggregate amount equal to 100% of Net Insurance/Condemnation Proceeds; provided, that no prepayment shall be required pursuant to this Section 2.8(c), so long as the Borrower shall have delivered to Administrative Agent no later than the first Business Day following the date of receipt of such proceeds a certificate of an Authorized Officer certifying that (A) no Default or Event of Default has occurred and is continuing, and (B) the Borrower and its Subsidiaries intend to reinvest such Net Insurance/Condemnation Proceeds in assets of the Borrower and its Subsidiaries during the Permitted Reinvestment Period in assets of a like-kind as the assets subject to the underlying condemnation or insured loss and to the extent that such assets will constitute Collateral on which the Collateral Agent, for the benefit of the Lenders, will have a first priority perfected security interest; provided further, all such Net Insurance/Condemnation Proceeds shall be held in the Insurance/Condemnation Proceeds Reinvestment Account pending reinvestment in accordance with this Section 2.8(c) until the earlier of (x) the expiration of the applicable Permitted Reinvestment Period and (y) the Maturity Date; provided, however, that any Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary of the Borrower shall be excluded from this prepayment obligation to the extent applicable law or regulation prohibits transfer of such proceeds to the Borrower or a Guarantor or such transfer would render such Foreign Subsidiary insolvent or reasonably likely to become insolvent or result in an adverse tax consequence.

(d) Issuance of Equity Securities. Within one (1) Business Day following the date of receipt by the Borrower of any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries (other than (i) pursuant to any employee stock or stock option compensation plan identified on Schedule 4.2, (ii) any issuance of Equity Interests in connection with Consolidated Capital Expenditures made within one (1) Business Day following receipt of such proceeds and (iii) any issuance of Equity Interests not exceeding $20,000,000 in the aggregate from the Closing Date until the date when all Obligations have been paid in full Cash, the proceeds from which all shall be deposited in a Deposit Account over which the Collateral Agent has a perfected Lien, to be used by the Borrower for general corporate and working capital purpose subject to the terms of this Agreement (including the applicable Cash Flow Forecast), the Borrower shall prepay the Obligations as set forth in Section 2.9(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(e) Issuance of Debt. Within one (1) Business Day following receipt by the Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Obligations as set forth in Section 2.9(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.7 and Sections 2.8(a) through 2.8(e), the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the prepayment and the Applicable Premium, including evidence reasonably acceptable to the Administrative Agent as to the calculations thereon.

(g) Subsequent Payments. In the event that the Borrower shall subsequently determine that the actual amount received as a result of an event subject to prepayment pursuant to Sections 2.8(a) through Section 2.8(e) exceeded the amount set forth in the certificate delivered pursuant to Section 2.8(f), the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.9. Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.7 shall be applied first, to any accrued and unpaid interest, second, to the Generics Premium, if applicable, and then third, to the principal amount of the Tranche B-1 Term Loans, in each case with respect to the Tranche B-1 Term Loans of each Lender on a pro rata basis.

(b) Application of Mandatory Prepayments. Any amount required to be prepaid pursuant to Sections 2.8(a) (except as otherwise provided therein) through 2.8(e) above,

shall be applied first, to any accrued and unpaid interest, second, to the Generics Premium, if applicable, and then third, to the principal amount of the Tranche B-1 Term Loans, in each case with respect to the Tranche B-1 Term Loans of each Lender on a pro rata basis.

(c) Application of Applicable Premium. Any amount paid on account of an Applicable Premium shall be paid to the Administrative Agent for the account of the Lenders in accordance with their Pro Rata Share of the Loans repaid or prepaid pursuant to which the Applicable Premium was paid and, for the avoidance of doubt, except in accordance with the second sentence of Section 2.14, shall not reduce the outstanding amount of the Loans.

(d) Application of Controlled Account Proceeds. On the Maturity Date, 100% of the balance in any Controlled Account (including the B-1 Controlled Account, the Evamist Controlled Account, the Generics Controlled Account and the Insurance/Condemnation Proceeds Reinvestment Account) shall be applied towards the repayment of the Loans and other Obligations as determined by the Administrative Agent, and the Borrower and the other Credit Parties hereby authorize the Administrative Agent to direct, and hereby direct, the applicable Depository Bank to transfer such proceeds as directed by the Administrative Agent. To the extent the Obligations have been indefeasibly paid in full in Cash, any remaining balances in any Controlled Account shall be remitted to the Borrower (or otherwise as directed by the Borrower).

2.10. General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds (except as otherwise expressly provided in Section 2.4(c) where such payment shall be made in-kind), without defense, recoupment, setoff or counterclaim, free of any restriction, condition, abatement, postponement, diminution or deduction, and delivered or, in the case of payments in-kind, deemed delivered, to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(e) Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.5 from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.11. Ratable Sharing. Except as otherwise provided herein, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.11 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.12. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than (i) a Tax on the overall net income of any Lender, Agent or any other recipient of any payment hereunder, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (iii) any Taxes imposed, deducted or withheld by reason of any present or former connection between the recipient of such sums and the jurisdiction imposing the Tax (other than on account of the execution, delivery, performance, filing, recording, and enforcement of, and the other activities contemplated in, this Agreement and the other Credit Documents, and the recipient’s participation in the transactions contemplated by this Agreement and the other Credit Documents)) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) the Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such Tax to the applicable Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any legal requirement for a deduction, withholding or payment shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, further, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts; provided, further, no such additional amount shall be required to be paid to any Lender or Agent that fails to comply with any applicable certification, documentation, information or other reporting or information solicitation provisions concerning the nationality, residence, identity, ownership or connection with the United States of any Person under Sections 1471 through 1474 (or any successor statutes) of the Internal Revenue Code and any regulations or other guidance from the Internal Revenue Service promulgated thereunder (or any similar or related requirements under any other legislation) (“FATCA”), if compliance with any such provision is a precondition to relief or exemption from withholding, tax, assessment or other governmental charge under FATCA.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender and each Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender and each Agent listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two executed original duly completed, copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender or Agent (as applicable), and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender or Agent (as applicable) is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender or such Agent of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” described in Section 881(c)(3)(A) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender and each Agent that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender or such Agent becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender and such Agent, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender and each Agent required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.12(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence invalid, obsolete or inaccurate in any material respect, that such Lender and such Agent shall promptly deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender and/or such Agent, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender or such Agent (as applicable) is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and the Borrower of its legal inability to deliver any such forms, certificates or other evidence. The Borrower shall not be required to pay any additional amount to any US Lender or Non-US Lender, as the case may be, under Section 2.12(b)(iii) if such Person shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.12(c); provided, if such Person shall have satisfied the requirements of this Section 2.12(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.12(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 2.12(b)(iii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the later of (i) the date such Person becomes a party to this Agreement or (ii) if applicable, the date such Person designates a new lending office, such Person is no longer legally entitled to deliver forms, certificates or other evidence under this Section 2.12(c) at a subsequent date establishing the fact that such Person is not subject to deduction or withholding as described herein.

(d) Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.12(d) shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(e) Without limiting the provisions of Section 2.12(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law and shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f) The Borrower shall indemnify Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.12(b) and for Other Taxes, in each case arising in connection with payments made under this Agreement or any other Credit Document (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12), paid by Administrative Agent or Lender or any of their respective Affiliates, to the Governmental Authority and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such indemnification shall be due within thirty (30) days after such Credit Party’s receipt of official receipts or other evidence of such payment by Administrative Agent or Lender, as applicable, reasonably satisfactory to such Credit Party.

(g) If a payment made to any Agent or Lender hereunder or under any other Credit Document would be subject to withholding tax imposed by FATCA if such Agent or Lender fails to comply with applicable reporting and other requirements of FATCA, such Agent or Lender shall use commercially reasonable efforts to deliver to the Borrower and Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to the Borrower and Administrative Agent that establish that such payment is exempt from withholding tax imposed by FATCA and (B) any other documentation reasonably requested by the Borrower or Administrative Agent sufficient for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Agent or Lender has complied with such applicable reporting and other requirements of FATCA.

2.13. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.12 or Section 2.13, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.12 or Section 2.13 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.13 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.13 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.14. Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Credit Documents, the Agents and Lenders shall be entitled to immediate payment of such Obligations in Cash. On the Maturity Date, the Agents and Lenders shall be entitled to immediate payment of all of the Obligations in Cash, except that to the extent the Stock Price Condition had occurred prior to the Maturity Date and the Borrower previously indefeasibly paid in Cash (or, if applicable, applied on account of) the Generics Premium, an amount equal to the Prepayment Credit Amount shall be deemed paid in full.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date (unless permitted to be satisfied at a later time as set forth in Section 5.22):

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party. Administrative Agent and Collateral Agent shall be satisfied, each in their sole discretion, with the form and substance of the Schedules and Exhibits hereto.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the board of directors (or similar governing body) of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of the Borrower and its Subsidiaries shall be as set forth on Schedule 3.1(c).

(d) Closing Date. The Borrower shall have satisfied the conditions precedent in this Section 3.1, and the Lenders shall have made the Loans, on or before 5 p.m. (New York City time) on or prior to November 17, 2010.

(e) Existing Indebtedness. Administrative Agent shall be satisfied, in its sole discretion, that:

(i) on the Closing Date, the Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder and (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of the Borrower and its Subsidiaries thereunder being repaid on the Closing Date; and

(ii) all Indebtedness of the Borrower and its Subsidiaries (other than the Existing Indebtedness and the Loans) and any Liens securing the same that are outstanding immediately prior to the Closing Date shall not exceed the amounts set forth on Schedule 6.1 and Schedule 6.2.

(f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, or to evidence such creation, a valid, perfected First Priority security interest in the personal property Collateral in the United States, each Credit Party shall have delivered to Collateral Agent:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to authorize UCC financing statements, and execute and deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein); including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the appropriate jurisdictions, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized and, if applicable, executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(ii) the certificates evidencing all of the issued and outstanding Equity Interests owned by the Credit Parties and pledged pursuant to the Pledge and Security Agreement, which certificates shall be accompanied by undated instruments of transfer duly executed in blank, and such other instruments and documents as shall be necessary or, in the reasonable opinion of Administrative Agent, desirable under applicable law to perfect (subject to certain Permitted Liens) the First Priority security interest of the Collateral Agent in such Equity Interests; and

(iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein), including UCC financing statements, reasonably required by Collateral Agent.

(h) Financial Statements; Projections. Administrative Agent shall have received from the Borrower (i) the Historical Monthly Statements, (ii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transaction, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, and (iii) the Projections.

(i) Opinion of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, special New York counsel to the Credit Parties, (ii) Thompson Coburn LLP, special Missouri counsel to the Credit Parties and (iii) the office of the General Counsel of the Credit Parties, in each case, dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(j) Fees. The Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.6(a) and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(k) Certificates. The Borrower shall have delivered to Administrative Agent an originally executed (i) Closing Date Certificate, together with all attachments thereto and (ii) Solvency Certificate.

(l) No Litigation; Material Adverse Change.

(i) Other than as set forth on Schedule 3.1(l), there shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Existing Indebtedness, the Convertible Notes or that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Transaction, the financing thereof or any of the other transactions contemplated by the Credit Documents or that could reasonably be expected to have a Material Adverse Effect.

(ii) Since December 31, 2009, there has not been any changes, facts events, developments or state of circumstances that have had or could reasonably be expected to have, a Material Adverse Effect, except as expressly disclosed in reasonable detail in the Borrower’s filings on Form 10-K, 10-Q or 8-K as filed with the U.S. Securities and Exchange Commission prior to October 31, 2010 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosures of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than specific factual information contained therein) and on Schedule 3.1(l); provided that, it is understood that any non-cash charges taken in accordance with GAAP shall not be considered to impair the Transactions so long as after giving effect to any such non-cash charges, the net orderly liquidation value of the Collateral exceeds 150% of the Obligations (other than any contingent indemnification obligations not then due and owing) after giving effect to the Loans made on the Closing Date.

(m) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(n) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from the Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Tranche B-1 Term Loans made on such date in an amount sufficient to repay in full all obligations under the Existing Indebtedness and of the balance of the Loan proceeds into the applicable Controlled Accounts.

(o) Delivery of Real Property Collateral Documents. The Borrower shall deliver the Collateral Documents set forth on Schedule 3.1(o) for the Real Estate Assets, along with any other ancillary documents (including mortgagee’s or leasehold mortgagee’s policies of title insurance and surveys in a form reasonably acceptable to Administrative Agent to insure a First Priority Lien (subject only to Permitted Liens) to those Real Estate Assets set forth on Schedule 3.1(o)), instruments, agreements, affidavits, approvals or opinions as Administrative Agent may reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording, a perfected First Priority Lien in such Real Estate Assets.

(p) Patriot Act. At least 5 days prior to the Closing Date, the Lenders shall have received all documentation and other information requested by them in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(q) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice no later than one Business Day prior to the Closing Date or such shorter period of time acceptable to Administrative Agent.

(r) No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that could (i) constitute an Event of Default or Default, (ii) an event of default under the Existing Indebtedness or (iii) result in an HHS-OIG Agreement from ceasing to be Operative.

(s) Convertible Notes. As of the Closing Date, there shall exist no default or event of default, and the maturity date shall have not occurred under the Convertible Notes Indenture or Convertible Notes and the Borrower is not aware of any events or conditions that, individually or in the aggregate, could reasonably be expected to result in the Convertible Notes Indenture or the Convertible Notes coming due prior to the stated maturity date thereof.

(t) Mortgages. As of the Closing Date, there shall exist no default or event of default under any mortgage of the Credit Parties’ real properties, and the maturity date shall have not occurred thereunder, and the Borrower is not aware of any events or conditions that, individually or in the aggregate, could reasonably be expected to result in any mortgage coming due prior to the stated maturity date thereof.

(u) Leases. As of the Closing Date, there shall exist no default or event of default under any real property lease of the Credit Parties, and the maturity date shall have not occurred thereunder, and the Borrower is not aware of any events or conditions that, individually or in the aggregate, could reasonably be expected to result in any lease payments coming due prior to the stated maturity date thereof.

(v) Initial Approved Budget. Administrative Agent shall have received an initial cash flow budget for a period from the Closing Date to March 31, 2013 (as in effect on the Closing Date) substantially in the form of Exhibit J attached hereto (the “Initial Approved Budget”) or otherwise in form and substance satisfactory to Administrative Agent.

(w) Cash Flow Forecast. Administrative Agent shall have received an initial statement of sources and uses of Cash of Borrower and its Subsidiaries from the first day of the week in which the Closing Date occurs through the last day of the week that is 13 weeks thereafter substantially in the form of Exhibit K or otherwise in form and substance satisfactory to Administrative Agent (the “Initial Cash Flow Forecast”).

(x) Controlled Accounts. The Borrower shall have (i) established Controlled Accounts into which the proceeds of the Loans shall be deposited, as applicable, and (ii) entered into the Controlled Disbursement Agreement (B-1) in respect of the Tranche B-1 Term Loans (the “B-1 Controlled Account”), Controlled Disbursement Account (Evamist) in respect of the Net Evamist Sale Proceeds (the “Evamist Controlled Account”) and Controlled Disbursement Agreement (Generics) in respect of the Net Generics Sale Proceeds (the “Generics Controlled Account”).

(y) Environmental Reports. Administrative Agent and Lenders shall have received environmental reports in form, scope and substance reasonably satisfactory to them (including Phase I environmental site assessments and limited compliance reviews of manufacturing facilities and a summary report of potential environmental risks and compliance issues of warehouse and laboratory facilities) with respect to the current Facilities at which the Borrower conducts manufacturing, warehousing and/or laboratory operations.

(z) [Reserved]

(aa) Insurance. Administrative Agent and the Lenders shall have received certificates from the Credit Parties’ insurance broker or other evidence satisfactory to it that (i) all insurance required to be maintained pursuant to Section 5.6 is in full force and effect and (ii) the Administrative Agent on behalf of itself and the Lenders has been named as an additional insured and/or loss payee thereunder to the extent required under Section 5.6.

(bb) Representations and Warranties. Each of the representations and warranties in Section 4 are true and correct as of the Closing Date.

(cc) Exclusion Issues. The Agents and the Lenders shall have received true, correct and complete copies of each HHS-OIG Agreement.

(dd) Warrants. Each Lender shall have received a duly executed, enforceable and effective Warrant which Warrant, when aggregated with all other Warrants delivered to all of the Lenders on the Closing Date, shall comprise Warrants for not less than 9.9 million Class A Shares.

3.2. Conditions to Withdrawals from Certain Controlled Accounts.

(a) Conditions Precedent to Withdrawal from Tranche B-1 Controlled Account. The Borrower shall have the right to make withdrawals from the B-1 Controlled Account (a “Tranche B-1 Withdrawal”) on the Closing Date for the use contemplated by Section 2.2(a) and thereafter for the working capital and general corporate purposes of the Credit Parties in the manner set forth in the Controlled Disbursement Agreement (B-1) (unless otherwise agreed to by the Borrower and Administrative Agent), subject to the satisfaction of the following conditions precedent on or prior to the date of each such proposed withdrawal other than the initial withdrawal on the Closing Date to repay the Existing Indebtedness (such date, the “Requested Tranche B-1 Withdrawal Date”):

(i) Administrative Agent shall have received a fully executed Withdrawal Certificate signed by an Authorized Officer of the Borrower no later than 12:00 p.m. (New York City time) at least one Business Day prior to the Requested Tranche B-1 Withdrawal Date; and

(ii) On the Business Day immediately prior to the Requested Tranche B-1 Withdrawal Date, Administrative Agent shall have received executed written certifications of an Authorized Officer (which certifications may be included in the Withdrawal Certificate delivered pursuant to Section 3.2(a)(i) above) certifying that:

(A) the proceeds of the Tranche B-1 Withdrawal to be made on the Requested Tranche B-1 Withdrawal Date shall be utilized for the expenses and other obligations contemplated by the applicable Cash Flow Forecast to be made at or about the time of such proposed withdrawal;

(B) after giving pro forma effect to the intended application of proceeds of the Tranche B-1 Withdrawal to be made on the Requested Tranche B-1 Withdrawal Date (but in no case later than one Business Day thereafter), the aggregate cash-on-hand and Cash Equivalents of the Credit Parties (excluding cash on deposit in the B-1 Controlled Account, the Generics Controlled Account and the Evamist Controlled Account) shall not exceed $15,000,000; and

(C) as of such Requested Tranche B-1 Withdrawal Date, no event shall have occurred and be continuing or would result from the consummation of such Tranche B-1 Withdrawal (and the use of proceeds thereof) that would constitute an Event of Default or a Default.

(b) Conditions Precedent to Withdrawal from Generics Controlled Account. The Borrower shall have the right to make withdrawals from the Generics Controlled Account (a “Generics Withdrawal”) of amounts on deposit therein that are in excess of the amount required to prepay the Loans pursuant to Section 2.8(a), for working capital and general corporate purposes of the Credit Parties in the manner set forth in the Controlled Disbursement Agreement (Generics), subject to the satisfaction of the following conditions precedent not prior to one Business Day prior to the date of each such proposed withdrawal (such date, the “Requested Generics Withdrawal Date”):

(i) Administrative Agent shall have received a fully executed Withdrawal Certificate signed by an Authorized Officer of the Borrower no later than 12:00 p.m. (New York City time) at least one Business Day prior to the Requested Generics Withdrawal Date; and

(ii) On the Business Day immediately prior to the Requested Generics Withdrawal Date, Administrative Agent shall have received executed written certifications of an Authorized Officer (which certifications may be included in the Withdrawal Certificate delivered pursuant to Section 3.2(b)(i) above) certifying that:

(A) (x) the Gestene Approval shall have occurred, (y) the Gestene Transfer shall have occurred or shall occur substantially simultaneously with the Requested Generics Withdrawal Date and (z) all other Gestene Obligations at such time have been satisfied in full and there shall not exist any default under the Gestene APA;

(B) after giving pro forma effect to the intended application of the proceeds of the Generics Withdrawal to be made on the Generics Withdrawal Date (but in no case later than one Business Day thereafter), (x) the aggregate cash-on-hand and Cash Equivalents of the Credit Parties (excluding proceeds on deposit in the B-1 Controlled Account, the Generics Controlled Account and the

Evamist Controlled Account) shall not exceed $15,000,000 and (y) the proceeds of the Generics Withdrawal to be made on the Requested Generics Withdrawal Date shall be utilized for expenses and other obligations contemplated by the applicable Cash Flow Forecast to be made at or about the time of such proposed withdrawal;

(C) after giving effect to the requested withdrawal, and application of the proceeds therefrom the Credit Parties have sufficient Liquidity for the immediately succeeding two full fiscal quarters (which for the avoidance of doubt shall include sufficient liquidity to satisfy the payment in full of the Gestene Subsequent Payment));

(D) after giving effect to the requested withdrawal, and application of the proceeds therefrom, the net orderly liquidation Value of the Collateral shall equal or exceed 150% of the Obligations; and

(E) as of such Requested Generics Withdrawal Date, no event shall have occurred and be continuing or would result from the consummation of such Generics Withdrawal (and the use of proceeds thereof) that would constitute an Event of Default or a Default.

(c) Conditions Precedent to Withdrawal from Evamist Controlled Account. The Borrower shall have the right to make withdrawals from the Evamist Controlled Account (an “Evamist Withdrawal”) for working capital and general corporate purposes of the Credit Parties in the manner set forth in the Controlled Disbursement Agreement (Evamist), subject to the satisfaction of the following conditions precedent not prior to one Business Day prior to the date of each such proposed withdrawal (such date, the “Requested Evamist Withdrawal Date”):

(i) Administrative Agent shall have received a fully executed Withdrawal Certificate signed by an Authorized Officer of the Borrower no later than 12:00 p.m. (New York City time) at least one Business Day prior to the Requested Evamist Withdrawal Date; and

(ii) On the Business Day immediately prior to the Requested Evamist Withdrawal Date, Administrative Agent shall have received executed written certifications of an Authorized Officer (which certifications may be included in the Withdrawal Certificate delivered pursuant to Section 3.2(c)(i) above) certifying that:

(A) (x) the Gestene Approval shall have occurred, (y) the Gestene Transfer shall have occurred or shall occur substantially simultaneously with the Requested Evamist Withdrawal Date and (z) all other Gestene Obligations at such time have been satisfied in full and there shall not exist any default under the Gestene APA;

(B) after giving pro forma effect to the intended application of the proceeds of the Evamist Withdrawal to be made on the Evamist Withdrawal Date (but in no case later than one Business Day thereafter), (x) the aggregate cash-on-hand and Cash Equivalents of the Credit Parties (excluding cash on deposit in the B-1 Controlled Account, the Generics Controlled Account and the Evamist Controlled Account) shall not exceed $15,000,000 and (y) the proceeds of the Evamist Withdrawal to be made on the Requested Evamist Withdrawal Date shall be utilized for expenses and other obligations contemplated by the applicable Cash Flow Forecast to be made at or about the time of such proposed withdrawal;

(C) after giving effect to the requested withdrawal and application of the proceeds therefrom, the Credit Parties have sufficient Liquidity for the immediately succeeding two full fiscal quarters (which for the avoidance of doubt shall include sufficient liquidity to satisfy the payment in full of the Gestene Subsequent Payment);

(D) after giving effect to the requested withdrawal and application of the proceeds therefrom, the net orderly liquidation Value of the Collateral shall equal or exceed 150% of the Obligations; and

(E) as of such Requested Evamist Withdrawal Date, no event shall have occurred and be continuing or would result from the consummation of such Evamist Withdrawal (and the use of proceeds thereof) that would constitute an Event of Default or a Default.

(d) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

3.3. Withdrawals for the Repayment of Loans. Notwithstanding anything to the contrary contained in Section 3.2 and without in any way limiting or waiving any of the rights or remedies of the Administrative Agent or the Collateral Agent under this Agreement or any other Credit Document, at the request of the Borrower, the Administrative Agent shall make withdrawals from any Controlled Account for the purpose of prepayment or repayment of the Obligations; provided that, for the avoidance of doubt, any such prepayment shall be subject to the payment of the Applicable Premium in accordance with the terms hereof. Further, notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default that is continuing, the Administrative Agent may, or at the direction of the Required Lenders shall, make withdrawals from any Controlled Account for the purpose of repayment of the Obligations, and the Credit Parties hereby authorize and consent to any such withdrawals.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Loan to be made thereby, each Credit Party represents and warrants to each Agent and Lender that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):

4.1. Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing (or with respect to Foreign Subsidiaries, to the extent such concept is applicable in the relevant jurisdiction) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

4.2. Equity Interests and Ownership; Subsidiaries. The Equity Interests of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. Borrower has no subsidiaries organized or incorporated in the United States or any State or territory thereof or the District of Columbia other than the Guarantors and MECW.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents entered into on the Closing Date and to which such Credit Parties are parties and the consummation of the transactions contemplated by such Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual

Obligation of the Borrower or any of its Subsidiaries, except for any such conflict, breach or default that could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents entered into on the Closing Date and to which such Credit Parties are parties and the consummation of the transactions contemplated by such Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral that will be made, or otherwise will be delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6. Binding Obligation. Each Credit Document entered into on the Closing Date has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal quarter-end and year-end adjustments.

4.8. Projections. On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the period commencing with the Closing Date through the Maturity Date (the “Projections”) are based on good faith estimates and assumptions believed by the Borrower to be reasonable when made and are made by the management of the Borrower.

4.9. No Material Adverse Effect. Since December 29, 2009, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, except as expressly disclosed in reasonable detail in the Borrower’s filings on Form 10-K, 10-Q or 8-K as filed with the U.S. Securities and Exchange Commission prior to October 31, 2010 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosures of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than specific factual information contained therein) and as set forth on Schedule 3.1(1); provided, that it is understood that any non-cash charges taken in accordance with GAAP shall not be considered to impair the Transactions so long as after giving effect to any such non-cash charges, the net orderly liquidation value of the Collateral exceeds 150% of the Obligations (other than any contingent indemnification obligations not then due and owing).

4.10. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, if adversely determined, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11. Payment of Taxes. All federal and other material tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for such taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Borrower knows of no proposed tax assessment against the Borrower or any of its Subsidiaries which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12. Properties.

(a) Title. Each of the Borrower and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed or other rights in (in the case of licensed or other interests in Intellectual Property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements (as restated) referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the Ordinary Course of Business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13. Intellectual Property. Attached hereto as Schedule 4.13(a) is a true, correct, and complete listing, as of the date hereof, of (i) all trademark registrations and pending trademark applications, copyright registrations, issued patents and pending patent applications and domain name registrations, as to which the Borrower or any Subsidiary is the owner (other than Intellectual Property registrations and applications owned by the Borrower or any Subsidiary that are either (A) expired or lapsed, (B) abandoned, or (C) Intellectual Property registrations or applications that the Borrower has instructed its applicable advisor to abandon or allow to lapse), (ii) all Intellectual Property licenses to which the Borrower or any Subsidiary is a party (other than computer software licenses and confidentiality/non-disclosure agreements), and (iii) all litigation, and all U.S. oppositions or cancellation actions and material non-U.S. oppositions or cancellation actions, against the Borrower or any Subsidiary that are presently pending or, to the knowledge of the Borrower, threatened, contesting the validity, use, ownership, enforceability or registrability of any of the Intellectual Property owned by the Borrower or any of its Subsidiaries. Borrower and each of the Subsidiaries exclusively own, free and clear of all Liens, or have the right to use pursuant to a valid and enforceable written license set forth on Schedule 4.13(a)(ii) (other than computer software licenses), all Intellectual Property that is used in the conduct of their businesses. All Intellectual Property listed in Schedule 4.13(a)(i) owned by the Borrower or any Subsidiary, is valid, subsisting and enforceable. Except as set forth on Schedule 4.13(a)(iii), (a) the operation of the Borrower and each Subsidiary’s businesses as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property rights or other rights of other persons in respect of any asset or product which currently generates revenue or is anticipated to generate revenue in the future or is material to any Credit Party and the Borrower is not, and none of the Subsidiaries are, aware of any facts which indicate a likelihood of any of the foregoing, and (b) the Borrower has not, and none of the Subsidiaries have, in the past two (2) years received any notices that could reasonably be expected to adversely affect the Borrower’s or any Subsidiary’s use or ownership of Intellectual Property (including any demand letters related to Intellectual Property or unsolicited offers to license patents from any other person), and (c) to the knowledge of the Borrower, no third party has infringed, misappropriated or otherwise conflicted with any of the Borrower’s or any of the Subsidiaries’ Intellectual Property rights.

4.14. Environmental Matters. Except as set forth on Schedule 4.14 hereto or as could not reasonably be expected to result in Environmental Liabilities in excess of $500,000 in the aggregate:

(a) Each of the Borrower and its Subsidiaries has complied and is in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times with all material Governmental Authorizations required pursuant to Environmental Laws for the occupation of their Facilities and the operation of the Business.

(b) Neither the Borrower nor any of its Subsidiaries has received written or oral notice of any Environmental Claim including any Environmental Claim with respect to any investigatory, remedial or corrective obligation arising under Environmental Laws.

(c) Neither the Borrower nor any of its Subsidiaries, nor any of their predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Materials), or owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in each case, that has given or could reasonably be expected to give rise to any current or future material Environmental Liabilities, or any investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws.

(d) Neither the Borrower nor any of its Subsidiaries has, either expressly or by operation of law, assumed, undertaken, or provided an indemnity with respect to any Environmental Liability, including any investigative, corrective or remedial obligation, of any other Person.

(e) Neither the Borrower nor any of its Subsidiaries, nor any of their predecessors or Affiliates, has manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Hazardous Materials (other than pharmaceutical products made by the Borrower or any of its Subsidiaries in the Ordinary Course of Business) and none of the foregoing Persons have any Environmental liability, contingent or otherwise, with respect to the presence or alleged presence of asbestos or Hazardous Materials in any product (other than pharmaceutical products made by the Borrower or any of its Subsidiaries in the Ordinary Course of Business).

(f) No Lien, other than a Permitted Lien, has been recorded, or to the knowledge of the Borrower and any of the Subsidiaries of the Borrower, threatened under any Environmental Law with respect to any current Facilities.

(g) the Borrower has furnished to Administrative Agent true and complete copies of all environmental audits, reports, assessments and all other documents materially bearing on Environmental Liabilities relating to the Facilities or the past or current operations of the Borrower, its Subsidiaries and any of their predecessors or Affiliates, in each case which are in their possession or under their reasonable control.

4.15. No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and as of the Closing Date. Except as described on Schedule 4.16, all such Material Contracts are in full force and effect and no defaults currently exist.

4.17. Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged in the business of purchasing or carrying Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or for any purpose that could violate or violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserves.

4.19. Employee Matters. Neither the Borrower nor any of its Subsidiaries has knowledge of any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20. Employee Benefit Plan. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. As of the date hereof, no liability to the PBGC (other than required premium payments and required minimum funding contributions), the Internal Revenue Service, any Employee Benefit Plan or any trust established under any Employee Benefit Plan is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates and none of the foregoing entities maintains, contributes to or has any liability with respect to any Pension Plan or Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur which would result in material liability of the Borrower. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its Subsidiaries.

4.21. Certain Fees. Except as set forth on Schedule 4.21, no broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby, except as payable to Agents and Lenders.

4.22. Solvency. After giving effect to the Loans on the Closing Date the Borrower is, and the Credit Parties taken as a whole are, Solvent.

4.23. Compliance with Statutes, Etc. Each of the Borrower and its Subsidiaries is in material compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances when the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent, the Collateral Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and that such differences may be material.

4.25. FDA and Regulatory Matters.

(a) All approvals of New Drug Applications (“NDAs”) and Abbreviated New Drug Applications (“ANDAs”) and any supplements and amendments to such NDAs and ANDAs are valid and effective, all necessary reports and submissions have been made to the Food and Drug Administration (“FDA”), and all applicable fees with respect to such applications have been paid to FDA.

(b) Except as set forth on Schedule 4.25, the Credit Parties possess all permits, licenses, approvals, consents and other authorizations, including but not limited to, NDAs, ANDAs, and all supplements and amendments to such applications and appropriate state licenses, permits and registrations, submitted to the appropriate governmental entity necessary to conduct the business of the Company and its subsidiaries, including without limitation, all such registrations, approvals, certificates, authorizations and permits required by the FDA, the United States Drug Enforcement Administration, Governmental Authority, and all such are in full force and effect. Each Credit Party’s products are and have been, since March, 2009, developed, manufactured, labeled, stored, tested and distributed by such Credit Party for products distributed in the marketplace in compliance with all applicable laws, rules, regulations and orders of the FDA or of any applicable state or other Governmental Authority.

(c) The manufacture of products by the Credit Parties will be conducted in compliance with the applicable requirements of the FDA’s Current Good Manufacturing Practices and pursuant to the terms of the Consent Decree. All of the Company’s facilities are registered with the FDA and all of their products are listed with the FDA as required by the FDA’s regulations, 21 C.F.R. Part 207.

(d) The Credit Parties have complied with and will comply with, all the FDA post-approval commitments and reporting requirements, including but not limited to, adverse event reporting obligations.

(e) To the knowledge of the Credit Parties, there are no facts or circumstances that could reasonably be construed as indicating that marketing approval for any of the Credit Parties’ products will be withdrawn or that the Credit Parties will not obtain approval for any products currently pending approval by the FDA or any Governmental Authority. The Credit Parties shall use such prompt, substantial and persistent efforts to take, or cause to be taken, all actions, or to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to obtain all consents and approvals of any Governmental Authority.

(f) No Exclusion Affiliate (i) has any direct or indirect ownership or control interest (as defined in Section 1124(a)(3) of the SSA) in the Borrower or any of its Subsidiaries except to the extent expressly permitted by the HHS-OIG Agreements, (ii) serves as an officer, director, agent, managing employee or employee (as defined in Section 1126(b) of the SSA) of the Borrower or any of its Subsidiaries, directly or indirectly, officially or otherwise or (iii) furnishes any services as an independent contractor or consultant to the Borrower or any of its Subsidiaries.

(g) On the Closing Date, the Borrower delivered or caused to be delivered to the Administrative true and correct copies of each HHS-OIG Agreement and all attachments, exhibits, schedules or other supplements of any kind.

(h) There has not occurred any event or condition the result of which could lead to an HHS-OIG Agreement ceasing to be Operative.

(i) Each of the Borrower’s representations set forth in any HHS-OIG Agreement and any document or agreement related thereto is true, accurate and complete in all respects, and the Borrower is not aware (after reasonable diligence and inquiry) of any fact or circumstance that could render any Person’s representations in such agreements to be false or misleading.

4.26. Impending Legal Proceedings. As of the Closing Date, to the best of each Credit Party’s knowledge, there are no legal proceedings about to be commenced or threatened against such Credit Party except (i) as previously disclosed on a Form 10-K, 10-Q or 8-K filed with the SEC and (ii) potential product liability claims which may be asserted in the Ordinary Course of Business (but none of which would exceed, in the aggregate, the insurance coverage of the Borrower and its subsidiaries). To the best of each Credit Party’s knowledge, there are no legal proceedings about to be commenced or threatened against such Credit Party that could reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

4.27. Substantial Benefit. Each Guarantor derives substantial benefit from the incurrence by the Borrower of the Indebtedness represented by this Agreement and the other Credit Documents.

4.28. Gestene APA. There is no default or event of default under the Gestene APA, all of the parties thereof are in compliance with the terms thereof, the Gestene APA is in full force and effect in accordance with its terms, and there has not been an amendment, waiver, modification or supplement to the terms thereof.

4.29. Designated Senior Indebtedness. The Obligations constitute “Designated Senior Indebtedness” under and as defined in the Convertible Notes Indenture.

4.30. Transactions with Affiliates and Shareholders. Any transactions in effect as of the Closing Date between one or more of the Credit Parties and any Affiliate of the Borrower or any of its Subsidiaries are set forth on Schedule 4.30.

4.31. Foreign Subsidiaries; Ethex.

(a) As of the Closing Date, the assets owned by or for the benefit of the Borrower’s Foreign Subsidiaries, and the value (reasonably determined) of such assets, are as set forth on Schedule 4.31(a).

(b) As of the Closing Date, the assets owned by or for the benefit of the Ethex, and the value (reasonably determined) of such assets, are as set forth on Schedule 4.31(b).

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations not then due and owing), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. The Borrower will deliver to Administrative Agent (with sufficient copies for the Lenders):

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (except in the case of the month ended September 30, 2010, by November 30, 2010 and in the case of the month ended October 31, 2010, by December 15, 2010), except for the last month of each Fiscal Quarter and of each Fiscal Year, commencing with the month ended September 30, 2010, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case, commencing with the monthly statements for January 2011, in comparative form the corresponding figures from the Projections or Financial Plan for the current Fiscal Year, as applicable, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, in each case prepared in accordance with GAAP and (ii) reports with respect to non-ordinary course asset sales, facility closures, FDA matters and other matters reasonably requested by the Lenders;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (except for the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures from the Projections or the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, in each case prepared in accordance with GAAP;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures from the Projections or the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (except for the last Fiscal Quarter of any Fiscal Year) in each case prepared in accordance with GAAP; and (ii) with respect to such consolidated financial statements a report thereon of BDO USA, LLC or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified (except that with respect to Fiscal Years 2010 and 2011, such report may be qualified solely with respect to going concern), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(d) Compliance Certificate. (i) Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate including certification as to compliance with the financial covenant set forth in Section 6.7(b), (ii) on the second Business Day of each calendar month, a duly executed and completed certificate of an Authorized Officer demonstrating compliance with the financial covenants set forth in Sections 6.7(a), 6.7(c), 6.7(d), 6.7(e), 6.7(f) and 6.7(g) and (iii) on the 15th day of each calendar month, a duly executed and completed certificate of an Authorized Officer demonstrating compliance with the financial covenant set forth in Section 6.7(b), together, in each case, with reasonable backup calculations and details relating to the immediately preceding month, each such certificate to be in form and substance satisfactory to the Administrative Agent.

(e) Cash Flow Forecast and Variance Report. Not later than 7:00 P.M. New York City time on (i) the last Friday of each calendar month (or if such day is not a Business Day, the preceding Business Day) commencing as of the last Friday of the calendar month immediately succeeding the month in which the Closing Date occurs, a supplement to the Initial Cash Flow Forecast extending the Initial Cash Flow Forecast for an additional number of weeks necessary so that the forecast includes a 13-week period from the date delivered (each, a “Cash Flow Forecast”), (ii) Wednesday of each week (or, if such day is not a Business Day, the preceding Business Day), (x) a comparison of each line item set forth in the most recently delivered Cash Flow Forecast for the week most recently ended against the actual performance for the week most recently ended with respect to each line item, including actual cash receipts and disbursements (and on a cumulative basis from the Closing Date to the date of such report), (y) a comparison of the amount of Cash Collections forecasted in the applicable Cash Flow Forecast for the week most recently ended against the actual amount of Cash Collections for the week most recently ended (on a cumulative basis from the Closing Date to the date of such report) and (z) a report of total available liquidity and withdrawal availability, in the form attached as Exhibit L or otherwise in form and substance satisfactory to Administrative Agent (a “Variance Report”), in each case with written explanations of material variances, in form and substance reasonably satisfactory to Administrative Agent and certified by the chief financial officer, if any (or alternatively chief executive officer or chief restructuring officer) of the Borrower or Borrower that such Cash Flow Forecast and Variance Report have been prepared in good faith and based upon assumptions believed to be reasonable at the time when prepared and (iii) Friday of each week (or, if such day is not a Business Day, the preceding Business Day), the certificate referred to in Section 5.18.

(f) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(g) Notice of Default, Etc. Promptly upon any officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes or will constitute with the passage of time a Default or an Event of Default or that notice has been given to the Borrower with respect thereto, (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(m), (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, or (iv) of any condition or event that could constitute or will constitute with the passage of time a breach or failure timely and precisely to perform under any HHS-OIG Agreement or could result in an HHS-OIG Agreement ceasing to be Operative, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event, change or failure, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition or failure, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any officer of the Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably requested by the Administrative Agent;

(i) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(j) Financial Plan. (i) No later than February 28th of each year, a consolidated plan and financial forecast for the Fiscal Year beginning April 1 of such year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (1) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (2) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year; and (ii) no later than January 31, 2011, a consolidated plan and financial forecast for the Fiscal Quarter ending March 31, 2011, including (1) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and an explanation of the assumptions on which such forecasts are based and (2) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of such Fiscal Quarter;

(k) Insurance Report. As soon as practicable and in any event within 30 days after the end of each Fiscal Year, a certificate from the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by the Borrower and its Subsidiaries;

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of the Borrower or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to the Borrower or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by the Borrower or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) Information Regarding Collateral. (a) The Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed or otherwise impaired or adversely affected;

(n) Reserved.

(o) Other Information. Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority; provided that, the public filing of any such information shall be deemed to be delivery of such information to the Administrative Agent and, (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries;

(p) Litigation Matters. The Borrower will deliver to Administrative Agent promptly any material documents reasonably requested in writing by Administrative Agent related to Material Litigation that are in the possession or control of, or otherwise reasonably available to, the Borrower or its Subsidiaries;

(q) Governmental Matters. Promptly upon their becoming available, copies of any communications to and from the FDA, the United States Department of Justice, HHS-OIG or any other governmental officials (including (i) contact reports, meetings and required reports concerning any products subject to an approved or pending NDA or ANDA, (ii) communications concerning the Consent Decree, licenses, permits or registrations, or submissions, (iii) notices, reports and other communications given or received by the Borrower pursuant to the HHS-OIG Agreements and (iv) all other notices, letters, agreements (including draft agreements) or other correspondence); and

(r) Sale Matters. Promptly upon their becoming available, copies of any confidentiality agreements, term sheets, letters of intent, or written information with respect to interested parties and other material information concerning any potential sale of any material asset or business (including the Generics Sale and the Evamist Sale); provided, that, in no event may the terms of the foregoing confidentiality agreements, term sheets, letters of intent or other information prevent the Administrative Agent, the Collateral Agent or any Lender from receiving or otherwise reviewing the same.

5.2. Escrow. Each Credit Party shall promptly place into escrow with the Depository Bank (i) complete copies (which may be in digital form) of all NDAs and ANDAs (approved and pending at the FDA), including NDA and ANDA supplements and annual reports and (ii) a copy of all letters evidencing the transfer of ownership of each NDA and ANDA, and other documents reasonably acceptable to the Administrative Agent and Lenders in connection with such NDAs and ANDAs pursuant to the terms of the NDA and ANDA Escrow Agreement (including provisions requiring the release of such escrowed property to the Borrower upon payment of all other amounts owing under this Agreement and other obligations arising in connection with this Agreement and the other Credit Documents). Each Credit Party agrees to maintain the NDA and ANDA Escrow Agreement and any similar escrow arrangements with respect to NDAs and ANDAs acceptable to the Administrative Agent in its sole discretion at all times during the term of this Agreement.

5.3. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.

5.4. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (except for Permitted Liens) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP shall have been made therefor.

5.5. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.6. Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.7. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts and in the case of each Domestic Subsidiary, such books, records and accounts shall be full, true and correct entries in conformity in all material respects with GAAP. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to (i) visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (with an officer of the Borrower present), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and (ii) unless mandated by the applicable Governmental Authority to the contrary, to attend any meetings or inspections (where advance notice has been received by the Credit Parties) of the business and operations of the Credit Parties and/or their Subsidiaries with the FDA, the United States Department of Justice or the HHS-OIG or any subdivisions thereof similar governmental agencies (including and agents, officers, directors or employees of the foregoing). Furthermore, the Credit Parties shall promptly deliver to the Administrative Agent copies of any notices, letters, agreements (including draft agreements) or any other correspondence with the FDA, the Department of Justice or any subdivisions thereof.

5.8. Lenders Meetings and Calls. The Borrower will, promptly following any request of Administrative Agent, participate in a meeting with the Administrative Agent, the Lenders and their advisors twice per calendar month to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent), at such time as may be agreed to by the Borrower and Administrative Agent. The Borrower will host a conference call with the Administrative Agent and the Lenders and their advisors at least once per calendar week on the Business Day reasonably selected by the Administrative Agent and shall, during such call, update the parties on the business, operations, regulatory affairs and prospects of the Borrower and its Subsidiaries.

5.9. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to the Business except where the potential or actual consequences of non-compliance could not reasonably be expected to be material to the Business (including to the Borrower and its Subsidiaries, taken as a whole).

5.10. Environmental.

(a) Environmental Disclosure. The Borrower will deliver to Administrative Agent and Lenders:

(i) Reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release of Hazardous Materials that could reasonably be expected to require a Remedial Action or give rise to Environmental Liabilities or Environmental Claims, in each case, that could reasonably be expected to result in liability in excess of $500,000, (2) any Environmental Claim brought against the Borrower or any of its Subsidiaries that could reasonably be expected to result in liability in excess of $500,000, including any such Environmental Claims related to the Release or presence of, or exposure to, any Hazardous Materials, and (3) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any current Facility that could reasonably be likely to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to result in liability in excess of $500,000;

(ii) Reasonably prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Borrower or any of its Subsidiaries that could reasonably be expected to expose the Borrower or any of its Subsidiaries to, or result in, Environmental Liability or Environmental Claims that could reasonably be expected to result in liability in excess of $500,000 and (2) any proposed action to be taken by the Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrower or any of its Subsidiaries to any additional Environmental Liabilities or affect the ability of the Borrower or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations which in each case could reasonably be expected to result in liability in excess of $500,000; and

(iii) with reasonable promptness, such other documents and information as from time to time may be reasonably requested in writing by Administrative Agent in relation to any Environmental Liabilities.

(b) Remedial Action. Each Credit Party shall reasonably promptly take, and shall cause each of its Subsidiaries to reasonably promptly take, any and all actions necessary to (i) cure any violation of, or noncompliance with, applicable Environmental Laws by such Credit Party or any of its Subsidiaries that could reasonably be expected to result in liability in excess of $500,000, (ii) conduct any Remedial Action that may be required by any Governmental Authority or pursuant to applicable Environmental Laws by such Credit Party or any of its Subsidiaries that could reasonably be expected to result in liability in excess of $500,000, and (iii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries where failure to do so could reasonably be expected to result in liability in excess of $500,000; provided, however, that in each case of (i) – (iii) above, no Credit Party shall be required to so cure, conduct a Remedial Action, or make a response to the extent that its obligation to do so is being contested in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances.

(c) Environmental Compliance. Except as could not reasonably be expected to result in Environmental Liabilities in excess of $500,000 in the aggregate for all such Environmental Liabilities, each Credit Party shall, and shall cause each of its Subsidiaries, to use and operate all of its current and future Facilities in compliance with all Environmental Laws, obtain and maintain in full force and effect all Governmental Authorizations required pursuant to any Environmental Laws, and reasonably promptly conduct all Remedial Actions required by, and in accordance with, any Governmental Authority or applicable Environmental Laws.

5.11. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of the Borrower, the Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent, including those which are similar to those described in Sections 3.1(b), 3.1(g) and 3.1(i). In the event that any Person becomes a First-Tier Foreign Subsidiary of the Borrower or any domestic Subsidiary thereof, and the ownership interests of such First-Tier Foreign Subsidiary are owned directly by the Borrower or by any Domestic Subsidiary thereof, the Borrower shall, or shall cause the Borrower to cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and the Borrower shall take, or shall cause the Borrower to cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(g)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, the Borrower shall promptly send, or shall cause the Borrower to send, to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein or in any other Credit Documents, no security interest in the assets of any Foreign Subsidiary or guarantee by any Foreign Subsidiary shall be required to be granted hereunder or under any other Credit Document.

5.12. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset, or a Real Estate Asset owned or leased becomes a Material Real Estate Asset, and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, any Collateral Documents and ancillary documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Section 3.1(o) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; provided that, not withstanding the foregoing, the Credit Parties shall be required to use commercially reasonable efforts to obtain leasehold mortgages and landlord consents and estoppels with regard to Material Real Estate Assets consisting of leased properties.

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral including all of the outstanding Equity Interests of the Guarantors and their Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.14. Cash Management. The Borrower and its Domestic Subsidiaries shall maintain cash management systems substantially the same as of the Closing Date and as described in Schedule 5.14 and otherwise reasonably acceptable to Administrative Agent except with respect to non-material changes to such cash management system as may be required pursuant to the Pledge and Security Agreement or in the Ordinary Course of Business. For each Deposit Account (other than Deposit Accounts used exclusively for (i) payroll or employee benefits purposes or (ii) which have a monthly balance of less than $10,000 individually or $15,000 in the aggregate for all such accounts) owned by a Credit Party, the respective Credit Party shall cause there to be effective at all times, a Control Agreement except as set forth on Schedule 5.14 for the time period set forth therein.

5.15. Consultant.

(a) The Borrower shall, and shall cause its Subsidiaries to, (i) grant Administrative Agent (and its counsel), the Lenders, and consultants and advisors to Administrative Agent (the “Consultant”) with access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings with senior management and other company advisors (including the advisor referred to in Section 5.15(b)), and (ii) grant the Consultant access to all other information reasonably requested by the Consultant.

(b) The Borrower shall retain and keep retained a financial advisor acceptable to the Administrative Agent (Robert Caruso of Alvarez & Marsal North America, LLC being an acceptable Person) who shall assist the Borrower with its cash flow reports and forecasts, liquidity management, business plan development and variance reporting for weekly and monthly budgets.

5.16. Post-Closing Covenants.

(a) Prior to the receipt of any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds permitted to be reinvested in accordance with Section 2.8(a) or 2.8(b), as applicable, the Borrower shall establish the Reinvestment Accounts.

(b) Prior to January 31, 2011, the Borrower shall enter into an amendment to this Agreement setting forth the terms and undertakings relating to the Generics Sale (including the purchase price thereof) which terms and undertakings (including the dates by when such undertakings shall be required to be satisfied) shall thereafter be binding on the Credit Parties, which amendment (including the terms and undertakings) shall be, in all respects, satisfactory in form and substance to the Administrative Agent and the Lenders in their sole and absolute discretion.

(c) On or prior to the second Business Day to occur after the tenth (10th) day after the date hereof, Borrower shall have delivered to the Lenders additional Warrants such that all such Warrants, together with the Warrants delivered to the Lenders on the Closing Date, comprise Warrants for not less the amount required pursuant to the Warrant Agreement.

5.17. Generics Business.

(a) Consistent with the Borrower’s projections and after determining the actions that are in the Borrower’s best interests under the circumstances, the Credit Parties shall at all times use their best efforts (i) to market the Generics Business on terms and conditions acceptable to Borrower, its board of directors and to the Administrative Agent and Requisite Lenders (any such sale transaction or series of sale transactions, collectively, the “Generics Sale”), (ii) negotiate and prepare the documentation of any Generics Sale transaction, which documentation shall be in form and substance reasonably acceptable to Administrative Agent, and (iii) consummate the Generics Sale transaction as soon as practicable. No later than one (1) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any proceeds from the Generics Sale, in addition to the obligations set forth in Section 2.8(a)(i), the Borrower shall remit or cause to be remitted the Excess Generics Sale Proceeds to the Administrative Agent together with a direction (which direction is deemed given hereby) to deposit such proceeds in the B-1 Controlled Account and the Generics Controlled Account in the respective amounts required pursuant to Section 2.8(a)(i). The proceeds on deposit in the Generics Controlled Account may be utilized in accordance with the terms set forth in Section 3.2(b).

(b) The Borrower shall operate and support (financially and operationally) the Generics Business to the extent contemplated by the Initial Approved Budget and the then-applicable

Cash Flow Forecast and, in each case, in the Ordinary Course of Business in an effort to maximize the value to be received from such business in a sale to a third party in an arms length transaction.

(c) In addition to the provision of information pursuant to Section 5.1(n) the Borrower shall, or shall cause the appropriate Persons to, grant the Lenders access to all information of any type relating to the Generics Business that is made available, or will be made available, to any Person considering the purchase of the Generics Business, without any additional requirements imposed on the Lenders.

5.18. Excess Working Capital. On Friday of each week (or if such day is not a Business Day, the preceding Business Day), until the repayment in full of all Loans and all Obligations related thereto, the Borrower shall make a payment to the B-1 Controlled Account in an amount (if a positive number) by which (i) the aggregate amount of cash and Cash Equivalents of the Credit Parties on such date (excluding any proceeds in the B-1 Controlled Account, the Generics Controlled Account and the Evamist Controlled Account) exceeds (ii) the sum of (x) $15,000,000 plus (y) the anticipated working capital needs of Borrower and its Domestic Subsidiaries for the next Business Day; provided, that an Authorized Officer of the Borrower shall deliver to Administrative Agent a certificate demonstrating compliance with this Section 5.18.

5.19. Registration Statement. The Borrower shall at all times use its best efforts to file and cause to become effective, and shall cause to become effective no later than July 20, 2011, an effective registration statement with respect to Class A Shares to be issued, or issued, in connection with the Warrants, which registration statement shall contain all financial statements required under the Securities Act and otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

5.20. Designated Senior Indebtedness. The Borrower shall maintain the Obligations as “Designated Senior Indebtedness” under and as defined in the Convertible Notes Indenture.

5.21. Revolver Amendment; Alternative Structure.

(a) The Borrower and the other Credit Parties shall execute and deliver the Revolver Amendment by no later than December 15, 2010 or such later date as determined by the Administrative Agent; provided, that such amendment shall not increase the applicable interest rates, shorten the maturity date hereunder or modify any of the covenants in Section 5 or Section 6, the representations and warranties in Section 4 or the Events of Default in Section 8, unless otherwise consented to by the Borrower.

(b) The Borrower and the other Credit Parties shall execute and deliver one or more amendments and agreements promptly following the Administrative Agent’s request therefor (and delivery by the Administrative Agent of documentation necessary to implement such amendments and agreements) the purpose of which amendments and agreements shall be to modify the structure of certain of the Obligations hereunder; provided, that such modifications shall not (i) adversely change any of the principal terms or conditions including in this Agreement, (ii) materially and adversely affect the tax liabilities of the Borrower and its

Subsidiaries, taken as a whole, (iii) increase the applicable interest rates, (iv) shorten the maturity date hereunder or (v) modify any of the covenants in Sections 5 or 6, the representations and warranties in Section 4 or the Events of Default in Section 8, unless otherwise consented to by the Borrower.

5.22. Post-Closing Matters. The Borrower shall, and shall cause its Subsidiaries to, satisfy the requirements set forth on Schedule 5.22 on or before the date specified for the satisfaction of such requirements in Schedule 5.22.

5.23. Compliance with HHS-OIG Agreements.

(a) The Borrower shall cause each HHS-OIG Agreement to be, at all times, Operative.

(b) The Borrower shall comply, timely and precisely, with all of its obligations under any HHS-OIG Agreement.

(c) The Borrower shall promptly enforce all of the provisions of any HHS-OIG Agreement so as to maximize the likelihood that such agreement shall not be breached by any party thereto or result in a condition permitting the HHS-OIG to seek to exclude the Borrower or any of its Subsidiaries.

(d) The Borrower shall cause the Power of Attorney (as defined in the HHS-OIG Agreement (Hermelin) to be in full force and effect at all times, and shall cause the Interim Third Party or Third Party (each as defined in the HHS-OIG Agreement (Hermelin)), as applicable, to implement and carry out each of its obligations under the HHS-OIG Agreement (Hermelin) in accordance with the terms of such agreement.

(e) The Borrower shall (i) take all steps necessary to ensure that the Divestiture (as defined in the HHS-OIG Agreement (Ethex)) is completed prior to April 28, 2011 and (ii) cause Articles of Dissolution under Revised Missouri Statutes relating to Ethex to have been filed and become effective prior to December 15, 2010 such that, as a matter of Missouri law, Ethex shall have been dissolved in satisfaction of the Divestiture (as defined in the HHS-OIG Agreement (Ethex)) requirements under the HHS-OIG Agreement (Ethex). The Borrower also shall cause the sale or other disposition of all assets of Ethex to Persons that are not Affiliates.

For the avoidance of doubt, nothing contained in this Section 5.23 constitutes, and shall not in any way be construed as, consent by the Administrative Agent or the Lenders to any transaction or conduct of the Credit Parties otherwise not expressly permitted by the terms of this Agreement.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations not then due and owing), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness in respect of Investments permitted under Sections 6.6(b) and (d); provided, (i) all such Indebtedness owing to a Credit Party shall be evidenced by the Intercompany Note and shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness owed by a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations and (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) prior to the incurrence of a Replacement Facility, subordinated unsecured Indebtedness in respect of the Convertible Notes in an aggregate principal amount not exceeding the aggregate principal amount thereof outstanding on the Closing Date of the Existing Agreement.

(d) Indebtedness which may be deemed to exist pursuant to any statutory, appeal, surety, bid, performance or similar obligations incurred in the Ordinary Course of Business in an aggregate amount at any one time outstanding not to exceed $1,750,000;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred or arising in the Ordinary Course of Business;

(f) (i) guaranties by the Borrower of Indebtedness of a Guarantor permitted hereunder, (ii) guaranties by a Guarantor of Indebtedness of the Borrower or another Guarantor (other than Indebtedness of Ethex), (iii) guaranties by a Foreign Subsidiary that is a direct wholly-owned Subsidiary of a Credit Party of Indebtedness of another Foreign Subsidiary that is a direct wholly-owned Subsidiary of a Credit Party, in each case, with respect to Indebtedness otherwise permitted to be incurred or exist pursuant to this Section 6.1 or (iv) guaranties by a Foreign Subsidiary that is not a direct wholly-owned Subsidiary of a Credit Party of Indebtedness of another Foreign Subsidiary or a Credit Party; provided, that the guaranty shall be unsecured and/or subordinated to the Obligations;

(g) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness (it being understood that the principal amount of such

Indebtedness may increase or decrease as a result of a change to the applicable currency rate then in effect) other than refinancings and extensions of any such Indebtedness (other than Indebtedness of Ethex) if the terms and conditions thereof are not materially less favorable, taken as a whole, to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such refinanced or extended Indebtedness permitted under the immediately preceding clause shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness, plus capitalized interest thereon, original issue discount and related fees, being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h) purchase money Indebtedness of the Borrower or its Subsidiaries in an aggregate amount not to exceed $500,000 at any time; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute 100% of the aggregate consideration paid with respect to such asset;

(i) Indebtedness of the Borrower in respect of the Replacement Facility with one or more third parties in an aggregate principal amount outstanding not to exceed the lesser of (i) the amount outstanding at such time in respect of the Convertible Notes and (ii) the amount required to repay in full the Convertible Notes (which amount shall not exceed the aggregate principal amount thereof outstanding on the Closing Date plus accrued and unpaid interest thereon at the non-default rate specified in the Convertible Notes Indenture); provided that,

(i) in respect of the Replacement Facility, the Borrower, the Collateral Agent and the Replacement Agent shall enter into a Replacement Intercreditor Agreement and such Replacement Intercreditor Agreement shall be in full force and effect so long as any such Indebtedness remains outstanding;

(ii) the terms and provisions of the Replacement Facility shall be acceptable to Administrative Agent; and

(iii) the drawing under the Replacement Facility, which shall be made concurrently with the effectiveness of such Replacement Facility, shall be used to repay in full all outstanding obligations in respect of the Convertible Notes;

(j) unsecured Indebtedness of the Borrower in an aggregate amount not to exceed $2,500,000;

(k) Indebtedness under Interest Rate Agreements and Currency Agreements in an aggregate amount not to exceed $100,000 at any time outstanding; provided, that the obligations under such agreements shall be unsecured;

(l) Indebtedness constituting operating leases which have been recharacterized as Capital Leases in accordance with GAAP or IFRS;

(m) Indebtedness incurred in respect of workers’ compensation and similar claims incurred in the Ordinary Course of Business;

(n) Indebtedness representing deferred compensation to employees of any Credit Party incurred in the Ordinary Course of Business;

(o) Indebtedness consisting of financing premiums with respect to insurance policies of the Credit Parties’ up to $4,000,000; and

(p) Indebtedness of Ethex outstanding on the Closing Date and set forth on Schedule 6.1(p).

Notwithstanding anything herein to the contrary, the Indebtedness of or relating to Ethex shall be permitted only pursuant to the foregoing clause (p).

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, created or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except for the following, to the extent the Lien is on or with respect to any property or asset of the Person directly and primarily obligated and not obligated as a result of an additional undertaking or guaranty:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not yet due or, if due, if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings and reserves in accordance with GAAP with respect thereto have been provided on the consolidated books of the Borrower;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the Ordinary Course of Business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), in each case incurred in the Ordinary Course of Business;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the Ordinary Course of Business of the Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the Ordinary Course of Business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) non-exclusive outbound licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the Ordinary Course of Business consistent with past practice;

(k) Liens described in Schedule 6.2 and any renewals, extensions or replacements thereof, so long as (x) the obligations securing such Liens are not increased and (y) such Liens only encumber the property secured thereby prior to any such renewals, extensions or replacements thereof;

(l) Liens securing Indebtedness permitted pursuant to Section 6.1(h) in an aggregate amount not exceeding, when added to the amount of Indebtedness secured pursuant to Section 6.2(q), $500,000; provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(m) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto as provided in Section 6.1(o);

(n) Liens consisting of customary rights of set-off for bankers liens on amounts on deposit at banks or other financial institutions, to the extent arising by operation of law or otherwise, incurred in the Ordinary Course of Business;

(o) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h) hereof;

(p) Liens of a collection bank arising in the Ordinary Course of Business under §4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction; and

(q) other Liens securing Indebtedness, other than Indebtedness of Ethex, in an aggregate amount not exceeding, when added to the amount of Indebtedness secured pursuant to Section 6.2(1), $500,000.

Notwithstanding anything herein to the contrary, no Liens shall be permitted on any Credit Party’s (other than Ethex) or any of its Subsidiaries, assets or properties of any kind if such Lien relates to any obligation of Ethex’s unless such Lien existing on the Closing Date.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course of Business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions identified on Schedule 6.3, (d) restrictions in the Replacement Facility subject to the Replacement Intercreditor Agreement and (e) restrictions imposed by the Credit Documents no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) any Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to its equity holders, and (b) the reimbursement of amounts deposited by employees of the Borrower prior to October 20, 2010 in connection with certain plans for the purchase of Equity Interests of the Borrower in an amount not to exceed $60,000 in the aggregate shall be permitted.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(h) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business, (iii)

that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (v) imposed by the Credit Documents or (vi) described on Schedule 6.5.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) Investments owned as of the Closing Date and included on Schedule 6.6(b), and, other than in the case of Investments owned by Ethex, any renewals, replacements, refinancing or refundings thereof, in any Subsidiary of the Borrower and Investments made after the Closing Date in the Borrower and any wholly-owned Subsidiary of the Borrower other than Ethex; provided, that any renewal, replacement, refinancing or refunding of intercompany loans by a Credit Party made to a Foreign Subsidiary of the Borrower shall be evidenced by the Intercompany Note;

(c) Investments in the form of deposits and other credits to suppliers made in the Ordinary Course of Business consistent with the past practices of the Borrower and its Subsidiaries;

(d) loans or advances (A) made (x) by the Borrower or any Guarantor to the Borrower or any Guarantor (other than Ethex) and (y) by any Subsidiary to the Borrower or any Guarantor (other than Ethex) that is a wholly-owned direct Subsidiary of a Credit Party Subsidiary; provided, that any such loans and advances are evidenced by the Intercompany Note, (B) made by any Foreign Subsidiary to any other Foreign Subsidiary, (C) made by any Foreign Subsidiary that is not a wholly-owned direct Subsidiary of a Credit Party to any other Foreign Subsidiary that is not a wholly-owned direct Subsidiary of a Credit Party and (D) made to directors and officers of the Credit Parties, so long as such loans and advances do not exceed $100,000 in the aggregate at any time outstanding;

(e) [Reserved];

(f) Investments permitted by Sections 6.1(f) or (k);

(g) Investments constituting the Citibank Auction Rate Securities, so long as (A) prior to the purchase of such Investments, the Borrower has received a binding commitment from a willing purchaser to purchase such Investments at a price higher than the purchase price paid by the Borrower or its Subsidiaries for such Investments and (B) such Investments are sold concurrently with the purchase thereof and the net proceeds thereof are deposited into the B-1 Controlled Account in accordance with the terms of Section 2.8(a)(iii);

(h) Other Investments, other than in the case of Ethex, in an aggregate amount (plus the amount of any distributions on, proceeds of, or other returns thereon) not to exceed $100,000 per annum; and

(i) Investments by the Borrower in (A) Nesher Israel solely to fund necessary expenses in connection with such Subsidiary’s dissolution or winding down, in an aggregate amount from the Closing Date not to exceed $300,000 and (B) KV UK and KV Switzerland in an aggregate amount in any Fiscal Year not to exceed $5,000.

Notwithstanding anything herein to the contrary, no Investment in or for the benefit of Ethex shall be permitted other than an Investment contemplated by the then-applicable Cash Flow Forecast, and all such Investments shall not exceed in the aggregate from the Closing Date of the Existing Credit Agreement, the amount contemplated in the Initial Approved Budget.

6.7. Financial Covenants.

(a) Minimum Liquidity. The Credit Parties, taken as a whole, shall not at any time permit Cash-on-hand to be less than $5,000,000 plus cash in the Controlled Accounts.

(b) Net Revenues. The Credit Parties shall not permit Net Revenues for any calendar month specified below to be less than the amount set forth below for such month:

Calendar Month	Net Revenue
November 2010	$1,115,300
December 2010	$6,049,600
January 2011	$5,087,700
February 2011	$17,362,900
March 2011	$898,300
April 2011	$2,678,100
May 2011	$2,291,000
June 2011	$3,401,500
July 2011	$6,652,200
August 2011	$7,936,200
September 2011	$10,981,000
October 2011	$12,616,500
November 2011	$14,193,500

Calendar Month	Net Revenue
December 2011	$16,632,700
January 2012	$18,739,700
February 2012	$21,863,500
March 2012	$25,467,700
April 2012	$27,853,500
May 2012	$31,392,900
June 2012	$33,523,400
July 2012	$36,365,700
August 2012	$38,293,800
September 2012	$39,637,000
October 2012	$40,883,300
November 2012	$41,260,500
December 2012	$42,443,000
January 2013	$45,137,000
February 2013	$46,353,400
March 2013	$48,903,500

; provided that, the amount, if any, of Net Revenues in any calendar month which actually exceed the amount of Net Revenues projected by the Borrower for such month in the Initial Approved Budget (any such excess Net Revenues, the “Excess Net Revenues”), shall be available to the Borrower to be deemed to be added to the Net Revenues in any subsequent calendar month if, and to the extent that, the amount of Net Revenues in such subsequent calendar month shall be less than the amount of Net Revenues required by the Section 6.7(b) for such calendar month. Any Excess Net Revenues deemed to be added to the Net Revenues in any calendar month in accordance with the immediately preceding proviso shall reduce, dollar for dollar, the amount of Excess Net Revenues available for any future period.

(c) Cash Collections. The Credit Parties shall not permit Cash Collections for any calendar month specified below to be less than the amount set forth below for such month:

Calendar Month	Cash Collections
November 2010	$141,000
December 2010	$181,900
January 2011	($302,500)
February 2011	($2,534,400)
March 2011	$17,968,100
April 2011	$100,600
May 2011	$3,212,400
June 2011	$512,400
July 2011	$3,193,900
August 2011	$7,709,400
September 2011	$8,422,600
October 2011	$11,432,700
November 2011	$14,432,800
December 2011	$13,380,400
January 2012	$17,696,800
February 2012	$21,249,800
March 2012	$19,898,000
April 2012	$27,580,700
May 2012	$31,427,900
June 2012	$27,876,600
July 2012	$36,523,300
August 2012	$40,940,100
September 2012	$32,544,800

Calendar Month	Cash Collections
October 2012	$43,265,400
November 2012	$45,994,600
December 2012	$33,365,200
January 2013	$46,393,700
February 2013	$50,702,000
March 2013	$37,883,000

; provided that, the amount, if any, of Cash Collections in any calendar month which actually exceed the amount of Cash Collections projected by the Borrower for such month in the Initial Approved Budget (any such excess Cash Collections, the “Excess Cash Collections”), shall be available to the Borrower to be deemed to be added to the Cash Collections in any subsequent calendar month if, and to the extent that, the amount of Cash Collections in such subsequent month shall be less than the amount of Cash Collections required by this Section 6.7(c) for such calendar month. Any Excess Cash Collections deemed to be added to the Cash Collections in any calendar month in accordance with the immediately preceding proviso shall reduce, dollar for dollar, the amount of Excess Cash Collections available for any future period.

(d) Specified Disbursements. The Credit Parties shall not permit Specified Disbursements for any calendar month specified below to be greater than the amount set forth below for such category of disbursement for such month:

Calendar Month	Category of Disbursements
November 2010	(i) materials and manufacturing	$2,705,900
	(ii) Payroll	$3,430,700
	(iii) SG&A	$5,843,800
	(iv) R&D	$1,734,600
	(v) Other Disbursement	$14,245,100

Calendar Month	Category of Disbursements
December 2010	(i) materials and manufacturing		$1,936,500
	(ii) Payroll		$4,727,800
	(iii) SG&A		$10,029,900
	(iv) R&D		$1,634,200
	(v) Other Disbursements		$10,511,500
January 2011	(i) materials and manufacturing		$830,800
	(ii) Payroll		$4,879,600
	(iii) SG&A		$4,230,600
	(iv) R&D		$1,924,000
	(v) Other Disbursements		$5,118,200
February 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	893,300 6,890,000 6,418,500 1,975,200 3,419,000
March 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	588,600 5,167,000 6,015,900 1,129,200 3,332,500

Calendar Month	Category of Disbursements
April 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	345,500 4,570,100 3,783,500 526,100 1,173,800
May 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	370,900 3,682,400 4,887,800 1,639,900 4,309,400
June 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	371,300 3,661,700 4,817,800 474,100 1,177,500
July 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	386,600 4,890,400 4,237,500 785,100 7,917,700

Calendar Month	Category of Disbursements
August 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	364,400 4,043,700 6,696,500 1,312,700 1,181,300
September 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	381,400 5,797,000 6,797,900 848,600 1,183,200
October 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	365,700 5,501,500 5,376,100 1,659,200 2,335,100
November 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	616,100 3,952,100 6,951,000 1,662,600 4,464,500

Calendar Month	Category of Disbursements
December 2011	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	405,400 3,952,100 8,480,300 488,900 1,188,900
January 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	373,700 5,787,300 5,792,600 806,300 1,190,900
February 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	358,100 7,765,200 6,283,100 1,311,000 1,413,200
March 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	1,264,100 5,797,000 6,576,400 854,100 2,278,600

Calendar Month	Category of Disbursements
April 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	387,700 6,270,800 5,993,300 878,500 1,108,500
May 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	392,100 8,992,700 6,089,900 878,500 4,388,900
June 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	391,700 4,136,600 6,503,300 878,500 1,114,300
July 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	397,000 5,971,800 6,092,000 858,900 11,898,400

Calendar Month	Category of Disbursements
August 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	901,700 4,136,660 8,080,800 858,900 1,120,100
September 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	393,400 6,073,800 9,053,400 858,900 1,123,100
October 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	360,600 6,134,500 6,632,400 1,666,500 1,126,000
November 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	926,300 4,136,600 6,250,500 689,000 4,406,500

Calendar Month	Category of Disbursements
December 2012	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	398,600 4,136,600 8,963,400 689,000 1,131,900
January 2013	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	398,600 5,971,800 6,250,400 803,700 1,134,900
February 2013	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	398,600 4,136,600 6,358,900 803,700 1,137,900
March 2013	(i) materials and manufacturing (ii) Payroll (iii) SG&A (iv) R&D (v) Other Disbursements	$ $ $ $ $	398,600 6,073,800 6,773,700 803,700 1,140,900

; provided that, with respect to any category of Specified Disbursements during any calendar month, the amount, if any, equal to (i) the amount of Specified Disbursements for such category projected by the Borrower for such calendar month in the Initial Approved Budget minus (ii) Specified Disbursements for such category actually made in such calendar month (any “Unused Specified Disbursements”), shall be available to the Borrower to be deemed to reduce the Specified Disbursements in any subsequent calendar month if, and to the extent that, the amount of Specified Disbursements in such subsequent calendar month shall be greater than the amount of Specified Disbursements permitted by this Section 6.7(d) for such calendar month. Any Unused Specified Disbursements deemed to reduce the Specified Disbursements in any calendar month in accordance with the immediately preceding proviso shall reduce, dollar for dollar, the amount of Unused Specified Disbursements available for the reduction of Specified Disbursements in any future period.

(e) Cash Flow Forecast. The Credit Parties shall not make, and shall not permit to be made, any disbursement except to the extent such disbursements are used for purposes contemplated to be made pursuant to the then-applicable Cash Flow Forecast and subject to the limitations therein (plus any variance not constituting an Event of Default hereunder).

(f) Maximum Ethex Cash and Cash Equivalents. The Credit Parties shall not at any time permit cash or Cash Equivalents held by Ethex to exceed the amount set forth in the then-applicable Cash Flow Forecast and necessary to pay a current obligation, and in any event, not to exceed, in the aggregate from the Closing Date, the amount contemplated for such payments in the Initial Approved Budget.

(g) Maximum Consolidated Capital Expenditures. Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount for Borrower and its Subsidiaries in excess of $500,000; provided, that such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the immediately preceding Fiscal Year over the actual amount of Consolidated Capital Expenditures expended for such previous Fiscal Year (the “Carry Over Amount”); provided, that (i) any such Carry Over Amount shall be used in the immediately following Fiscal Year before the amount scheduled for such following Fiscal Year has been expended and (ii) no Consolidated Capital Expenditures shall be permitted to the extent such expenditure is for, or for the benefit of, Ethex.

6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the Ordinary Course of Business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (1) any Subsidiary of the Borrower (other than Ethex) may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor other than Ethex, as applicable shall be the continuing or surviving Person and (2) any non-Guarantor Subsidiary may be merged with or into any other non-Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or part of its assets may be conveyed, sold, leased, transferred or otherwise disposed of, in on transaction or a series of transactions, to any other non-Guarantor Subsidiary;

(b) sales or other dispositions of assets that do not constitute Asset Sales and sales or other dispositions of assets constituting Asset Sales to the extent the Fair Market Value of such assets does not exceed $5,000 per asset sold and $100,000 for all such assets sold from the Closing Date;

(c) any non-exclusive outbound license of Intellectual Property granted by the Borrower or any of its Subsidiaries in the Ordinary Course of Business consistent with past practice;

(d) the discount, write-off or sale of overdue accounts receivables, in each case in the Ordinary Course of Business;

(e) Investments made in accordance with Section 6.6; and

(f) the Generics Sale subject to the requirements set forth in Section 5.17 and the Evamist Sale on terms and conditions reasonably satisfactory to the Administrative Agent;

(g) the dissolution of Ethex in accordance with the laws of the State of Missouri and consistent with the terms set forth on Schedule 6.8(g), so long as Ethex’s assets at the time of the commencement of such dissolution did not exceed the amount specified on Schedule 4.31(b);

(h) the liquidation or dissolution of any Subsidiary of the Borrower with assets, the Fair Market Value of which are less than $100,000, so long as the assets then owned by such Subsidiary are transferred free and clear of all Liens, claims and encumbrances (other than the Liens of the Collateral Agent) to and owned by a Credit Party prior to any such liquidation or dissolution;

(i) contemplated sales or other dispositions of assets as set forth on Schedule 6.8;

(j) the disposition of obsolete or worn out property (including the abandonment of Intellectual Property) no longer used or useful in the business of the Borrower and its Subsidiaries, in each case in the Ordinary Course of Business, and dispositions of pharmaceutical products to the extent required by law (provided, that, the cost of all such products disposed from the closing date of the Existing Credit Agreement does not exceed $1,000,000 and the Credit Parties shall not have been precluded from remanufacturing such products);

(k) the sale of the Citibank Auction Rate Securities;

(l) the sale of the Industrial Revenue Bonds and related real property securing such bonds;

(m) the Strides Transaction; and

(n) the dissolution of or winding up Nesher Israel and liquidation of its assets.

6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or any of its Subsidiaries) in connection with such lease, other than in connection with (i) the obligations of the Borrower under the IRB Financing and (ii) the obligations of MECW LLC under the MECW Mortgage Financing, in each case as in existence as of the Closing Date.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to the Borrower unless such transaction (i) is on terms no less favorable to such Credit Party or its Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate, (ii) such transaction has been approved by all of the then disinterested members of the board of directors of such Credit Party or its Subsidiary, (iii) has been disclosed in writing to the Administrative Agent no less than 10 Business Days prior to the consummation of such transaction and (iv) is consummated in the Ordinary Course of Business; provided, the foregoing restriction shall not apply to (a) any transaction between any Credit Parties, (b) transactions between Foreign Subsidiaries; and (c) transactions described in Schedule 6.11.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the Business and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Amendments or Waivers of Organizational Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.14. Amendments or Waivers of with respect to Certain Indebtedness, Obligations or Agreements.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, supplement or modify or otherwise change the terms of the Convertible Notes Indenture or the Convertible Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Convertible Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, without obtaining the prior written consent of the Requisite Lenders. No Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay any obligations under the Convertible Notes or other Material Contract except, in the case of the Convertible Notes, to effectuate the Replacement Facility.

(b) The Borrower shall not amend or otherwise allow any amendment to the Gestene APA and shall not otherwise modify, restate, forbear from enforcing, or waive any term or condition of the Gestene APA without the prior written consent of the Administrative Agent.

(c) No Credit Party shall, nor shall it permit any of Person to, amend, waive, terminate, supplement or otherwise modify any HHS-OIG Agreement without the prior written consent of the Administrative Agent.

(d) The Borrower shall not amend or otherwise allow any amendment, waiver or modification (other than any such amendment, waiver or modification resulting in terms more favorable to the Credit Parties) to any Lease or other arrangement by and between any Credit Party and any Affiliate of such Credit Party, and it shall enforce, or cause to be enforced, all material terms of any such Lease or other arrangement, to the extent the failure to enforce could have a Material Adverse Effect on a Credit Party.

6.15. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from March 31.

6.16. New Subsidiaries. No Credit Party shall nor shall it permit any of its Subsidiaries to create, form or otherwise establish any new Subsidiary (domestic or foreign) without the consent of the Administrative Agent.

6.17. HHS-OIG Agreements.

(a) The Borrower shall not provide or make available to any Exclusion Affiliate any non-public (inside) information that might impact the length of the period during which any person who possesses material non-public information is prevented from selling or purchasing any share of stock of the Borrower due to their awareness of non-public information.

(b) The Borrower shall not take any action, or fail to take any action, the result of which could result in any HHS-OIG Agreement ceasing to be Operative.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any

Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than (i) payment in full of the Guaranteed Obligations and (ii) termination of such Guarantor’s obligations as provided in Section 7.12. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) subject to any Replacement Revolving Intercreditor Agreement, Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full (subject to Section 7.12), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of the Borrower or any other Credit Party now or hereafter held by any other Credit Party is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by such Credit Party after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Credit Party under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of the Borrower. Any Loan may be continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within one (1) Business Day after the date due; or

(b) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 2.2, Section 3.2, Section 5 (except the provisions of Section 5 specifically included in the following clause (ii) of this subsection (b)) or Section 6; or (ii) in the case of Sections 5.1(f), (h), (i), (j), (k), (l), (m), (o) and (p), 5.4, 5.5, 5.6, 5.7, 5.8, 5.10, 5.11, 5.12, 5.13, and 5.19 within five (5) Business Days (or, in the case of Section 5.19, 15 days) following the due date thereof and, in the case of Section 5.19, only to the extent (and only for such days not exceeding 15) failure to comply with the date requirement in Section 5.19 is a result of the SEC processing the responses to SEC comments made regarding the filed registration statement; or

(c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or

(e) Material Contracts. A material default or breach occurs under any Material Contract.

(f) Involuntary Bankruptcy, Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 30 days; or any other similar relief shall be granted under any applicable federal or state law and not stayed within 30 days; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 30 days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy, Appointment of Receiver, Etc. (i) the Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process individually or in the aggregate in excess of $5,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing, or any Credit Party shall or shall permit, any dissolution or split up of a Credit Party other than a dissolution of Ethex and Nesher Israel in accordance with Section 6.8; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of an amount that would reasonably be expected to have a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably would be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a non-ministerial violation of Section 436 of the Internal Revenue Code; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder (other than as a result of the discharge of such Guarantor in accordance with the terms of Section 7), (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m) Defaults in Other Agreements.

(i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $5,000,000 or more, in each case beyond the grace period, if any, provided therefor; or

(ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (m)(i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in an aggregate principal amount of $5,000,000 or greater, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(iii) (v) breach or default by any Credit Party with respect to any term of the Gestene APA to the extent such breach or default causes, or permits a Person to declare a default or event of default under the Gestene APA, (w) the failure of Hologic, Inc. or any of its affiliates to perform their respective obligations under the Gestene APA if as a result of such failure, the ability of the Borrower or its Affiliates to manufacture, market, distribute or sell Gestene is materially impaired and the Credit Parties shall not be diligently pursuing all available remedies, or (y) if at any time on or after the Gestene Transfer Date, Hologic, Inc. or any of its affiliates asserts a claim of ownership with respect to any Gestene related assets of any Credit Party or any of their Subsidiaries and the Credit Parties do not challenge such assertions or consent or affirm such assertions; or

(n) FDA Matters.

(i) The FDA requires removal of Evamist from the market or otherwise denies or prevents the Borrower or any of its Affiliates from manufacturing distributing or otherwise selling Evamist;

(ii) If prior to March 15, 2011 the FDA denies the Evamist NDA labeling supplement or approves such label but on terms or with conditions materially more restrictive than the label proposed by the Borrower and submitted to FDA prior to October 12, 2010, unless (A) the Borrower shall have demonstrated to the Administrative Agent’s satisfaction (as determined by it in its sole and absolute discretion) that the net orderly liquidation Value of the collateral exceeds 150% of the Obligations (other than any contingent indemnification obligations not then due and owing), (B) (I)(aa) FDA approval has been given to resume manufacture and distribution of the Cream Products or (bb) binding letters of intent or term sheets with respect to the sale of the Cream Products have been executed and delivered by one or more proposed purchasers that are not Affiliates for an Aggregate net purchase price payable in Cash on the closing date of such sale in an amount agreed to separately by the Borrower and the Administrative Agent in writing and (II) there has not occurred a material adverse effect with respect to, or a material decline in revenues generated, by the Cream Products or (C) at least $25,000,000 (in excess of the amount required under Section 2.8(a) for prepayment of the Loans) shall have been deposited in the Generics Controlled Account from the Net Generics Sale Proceeds; or

(iii) The occurrence of any event or condition that could lead the FDA to take, or the FDA takes, action against any of the Credit Parties or the Collateral reasonably likely during the term of the Agreement to impair the business, operations, revenues or prospects of any of the Credit Parties, or the FDA or other Governmental Authority issues or intends to issue any cease and desist or similar order or decree;

(o) the Credit Parties shall permit, or shall permit to be made, Specified Disbursements during any one-week period that exceed, on a line-item basis, an amount equal to the sum of (i) the amount specified in the Cash Flow Forecast for such line-item for such weekly period, plus 15% of such amount, and (ii) (A) the total amount specified in the Cash Flow Forecast for such line-item for the period from the date hereof to (but not including) such weekly period less (B) the total amount actually expended for such line-item for the period from the date hereof to (but not including) weekly period (it being understood that the permitted carry-forward of unused amounts shall not include any of the 15% of such amount referred to above that was not used);

(p) the occurrence of changes, facts, events, developments or state of circumstances shall have occurred that have had, or could reasonably be expected to have, a material adverse effect, except as disclosed in reasonable detail in the Borrower’s filings on Form 10-K, 10-Q or 8-K filed with the SEC prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than any specific factual information contained therein); provided, that, it is understood that any non-cash charges taken in accordance with GAAP shall not be considered to impair the Transactions so long as after giving effect to any such non-cash charges, the net orderly liquidation value of the Collateral exceeds 150% of the Obligations (other than any contingent indemnification obligations not then due and owing);

(q) there occurs any matter that a reasonable person with expertise in the relevant area would consider to be a violation of criminal, civil, or administrative laws applicable to any federal health care program and/or applicable to any requirement of the United States Department of Justice, HHS-OIG or the FDA for which penalties that are or could be expected to material to the Business (including any Credit Party and any Subsidiary) or exclusion may be authorized;

(r) the receipt of notification from the United States Department of Justice, HHS-OIG or the FDA, that it has excluded or intends to exclude from participation in Federal health care programs, including Medicare, Medicaid, or TRICARE, (i) Ethex (unless Ethex is no longer an Affiliate of the Borrower’s, or in the case of the notice of intent to exclude delivered on or prior to the Closing Date, the HHS-OIG Agreement (Ethex) is Operative), (ii) the Borrower or any Subsidiary (other than Ethex), (iii) any other Affiliate of the Borrower other than Marc Hermelin or (iv) Marc Hermelin unless the HHS-OIG Agreement (Hermelin) would apply in respect of such notification and is Operative;

(s) the failure to make any material payment required to be made under the Gestene APA within five (5) Business Days of such payment becoming due (or such shorter period of time as necessary to avoid a default under the Gestene APA);

(t) any breach or threatened breach of any material Intellectual Property license agreement; or

(u) the triggering of a put right for the holders of the Convertible Notes;

(v) the announcement of, or a requirement triggering, product recalls of any of the products manufactured or sold by any of the Credit Parties to the extent affecting products the manufacturing cost of which exceeds $1,000,000;

(w) the Credit Parties cease or announce an intention to cease, manufacturing (or having manufactured) or distributing any product the revenues from which were projected in the Initial Approved Budget to be more than $1,000,000; or

(x) the Person designated as the Interim Third Party (as defined in the HHS-OIG Agreement (Hermelin)) as of the Closing Date, (i) shall cease to be the Interim Third Party or the Third Party (each as defined in the HHS-OIG Agreement (Hermelin)), as the case may be, unless such Person’s successor is acceptable to HHS-OIG and reasonably acceptable to the Administrative Agent, or (ii) shall cease to meet the criteria of a Third Party as required pursuant to paragraph 11 of the HHS-OIG Agreement (Hermelin);

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans (including any Applicable Premium then due and owing) and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. U.S. Healthcare I, L.L.C. is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes U.S. Healthcare I, L.L.C. to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Any Agent described in clause (e) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and the Borrower.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents.

9.6. Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, reasonably acceptable to the Borrower, as aforesaid, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Collateral Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as aforesaid, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of U.S. Healthcare I, L.L.C. or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of U.S. Healthcare I, L.L.C. or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent, reasonably acceptable to the Borrower. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.7. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral, any Replacement Revolving Intercreditor Agreement and the other Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets permitted hereunder, or otherwise to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the

Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been paid in full, or in connection with any sale of Collateral otherwise permitted hereunder or under any other Credit Documents upon request of the Borrower, Administrative Agent and/or Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

9.8. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10. MISCELLANEOUS

10.1. Notices. Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all documented, actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) the reasonable, documented fees, expenses and disbursements of attorneys and counsel to Agents and the Lenders in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (c) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent; (d) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all the actual and reasonable costs and expenses in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and any Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each

Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, the Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized, by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without prior notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender, and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. Following any set off, the applicable Lender or the Collateral Agent shall endeavor to provide the Credit Parties with information concerning the amount actually set off (it being agreed that a failure to provide such notice does not constitute a breach of this Agreement or impact the validity of the remedial action taken by the applicable Lender).

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.5) or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; or

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms, certificates and other documentation regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of Loans (in an amount not less than $5,000,000 or the remaining amount of Loans owed to such Lender) owing to it or other Obligations owing to it to an Eligible Assignee (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) with the prior written consent of the Administrative Agent; and

(ii) unless a Default or Event of Default shall have occurred and is continuing, if the proposed assignee is an Eligible Assignee meeting only the criteria of clause (ii) of such definition, with the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Borrower.

(d) Mechanics. Assignments and assumptions of Loans and Loan Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates and other documentation with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Sections 2.12(c) and 2.12(g).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) the Borrower agrees that each participant shall be entitled to the benefits of Section 2.12 and Section 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.12 and Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (y) a participant shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(iv) The applicable Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant hereunder, and the amount of each such participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Replacement of Non-Consenting Lenders. If any Lender (a “Non-Consenting Lender”) refuses to give timely consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.5, requires consent of 100% of Lenders or 100% of Lenders with Obligations directly affected (and the consent of Requisite Lenders has been given with respect thereto), then, so long as the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Non-Consenting Lender’s Loans and assume the Non-Consenting Lender’s Commitments (if any) and all other obligations of the Non-Consenting Lender hereunder, the Borrower may require the Non-Consenting Lender to assign all of its Loans and Commitments (if any) to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of this Section 10.6; provided that, prior to or concurrently with such replacement (i) the Non-Consenting Lender shall have received payment in full of all Obligations then due and owing to it through such date of replacement (including any Applicable Premium then due and owing to such lender in connection with the payment of the outstanding principal amount of the Loan then due and owing to such Lender) and a release from its obligations under the Credit Documents, (ii) all of the requirements for such assignment contained in this Section 10.6, have been fulfilled; and (iii) each assignee shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Lender would not consent to prior to such assignment. For the avoidance of doubt, no Lender or any other Person shall be deemed to have made any commitment to assume any outstanding Loans or Commitments of any Non-Consenting Lender.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.12, 2.13, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.11, 9.3(b) and 9.6 shall survive the payment of the Loans.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. ALL PARTIES HERETO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE AND CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK PURSUANT TO AND IN ACCORDANCE WITH THE IMMEDIATELY SUCCEEDING SENTENCE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding the Borrower and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) so long as, in each case, the recipient is informed of the confidential nature of such information and instructed to keep such information confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower in writing of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Information

Each Credit Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities law) (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Credit Party hereby agrees that it will use commercially reasonable efforts to identify that portion of materials and/or information provided by or on behalf of the Credit Parites hereunder (collectively, “Borrower Materials”) that may not be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “NON-PUBLIC” which, at a minimum, shall mean that the words “NON-PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “NON-PUBLIC,” the Borrower shall be deemed to have concluded that such Borrower Materials contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; and (y) the Administrative Agent and the Lenders shall be entitled to treat any Borrower Materials that are not marked “NON-PUBLIC” as being suitable to be made known or available to any Public Lender.

10.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.20. Counterparts. This Agreement and each of the other Credit Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page by facsimile or other customary means of electronic transmission, including by PDF file, shall be effective as delivery of a manually signed counterpart.

10.21. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. The Credit Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof and any prior letter of interest, fee letter, confidentiality and similar agreements involving any Credit Party, any Agent, any Lender and any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between this Agreement and any other Credit Document, the terms of this Agreement shall govern (unless such terms of such other Credit Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

10.22. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.23. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.24. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

K-V Pharmaceutical Company, as the Borrower

By:
Name:
Title:

Zeratech Technologies USA, Inc., as a Guarantor

By:
Name:
Title:

DrugTech Corporation, as a Guarantor

By:
Name:
Title:

ETHEX Corporation, as a Guarantor

By:
Name:
Title:

FP1096, Inc., as a Guarantor

By:
Name:
Title:

[K-V Pharmaceutical Credit and Guaranty Agreement]

Nesher Pharmaceuticals Inc., as a Guarantor

By:
Name:
Title:

Nesher Solutions USA, Inc., as a Guarantor

By:
Name:
Title:

Nesher Discovery Solutions, Inc., as a Guarantor

By:
Name:
Title:

Ther-Rx Corporation, as a Guarantor

By:
Name:
Title:

[K-V Pharmaceutical Credit and Guaranty Agreement]

U.S. HEALTHCARE I, L.L.C., as Administrative Agent, Collateral Agent and a Lender

By:
Authorized Signatory

U.S. HEALTHCARE II, L.L.C., as a Lender

By:
Authorized Signatory

[K-V Pharmaceutical Credit and Guaranty Agreement]